EXHIBIT 10.1

U.S. $1,200,000,000
FIRST AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 19, 2007
among
THE PEPSI BOTTLING GROUP, INC.
BOTTLING GROUP, LLC
THE LENDERS NAMED HEREIN
THE ISSUING LENDERS NAMED HEREIN
CITIBANK, N.A.,
as Agent,
CITIGROUP GLOBAL MARKETS INC. and
HSBC SECURITIES (USA) INC.
as Joint Lead Arrangers and Book Managers
HSBC BANK USA, N.A.,
as Syndication Agent
and
BANK OF AMERICA, N.A.,
DEUTSCHE BANK SECURITIES, INC. and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

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SCHEDULE 1	- Commitments
SCHEDULE 2	- Pricing Schedule

EXHIBIT A-1	- Form of Notice of Revolving Credit Borrowing
EXHIBIT A-2	- Form of Notice of Competitive Bid Borrowing
EXHIBIT A-3	- Form of Extension Agreement
EXHIBIT B	- Form of Assignment and Acceptance
EXHIBIT C-1	- Form of Opinion of Special New York Counsel to the Company and the Guarantor
EXHIBIT C-2	- Form of Opinion of Assistant General Counsel of the Company and the Guarantor
EXHIBIT C-3	- Form of Opinion of Special New York Counsel for the Agent
EXHIBIT D	- Form of Designation Letter
EXHIBIT E	- Form of Substitution Letter
EXHIBIT F	- Form of Termination Letter
 -ii-

FIRST AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 19, 2007
          THE PEPSI BOTTLING GROUP, INC., a Delaware corporation (the “Company”), BOTTLING GROUP, LLC, a Delaware limited liability company (the “Guarantor”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), agree as follows:
          The Company, the Guarantor, the financial institutions party thereto and the Agent are parties to a $450,000,000 5-Year Credit Agreement dated as of March 22, 2006 (as amended, supplemented and modified and in effect on the Effective Date (as hereinafter defined), the “Existing Credit Agreement”). The Borrowers and certain of the lenders party to the Existing Credit Agreement desire to amend the Existing Credit Agreement in certain respects and to restate in its entirety the Existing Credit Agreement, as so amended (this “Agreement”), and, accordingly, the parties hereto hereby agree to amend the Existing Credit Agreement and restate the Existing Credit Agreement, as so amended, in its entirety, effective as of the Effective Date, and otherwise agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING
     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
          “Advance” means a Revolving Credit Advance or a Competitive Bid Advance.
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
          “Agent” has the meaning specified in the recitals hereto.
          “Agent’s Account “ means the account of the Agent most recently designated by it by notice to the Borrowers and the Lenders.
          “Aggregate L/C Exposure” means, at any time, the sum of (i) the aggregate Available Amount of all outstanding Letters of Credit plus (ii) the aggregate unreimbursed amount of all L/C Payments.
          “Agreement” has the meaning specified in the recitals hereto.
          “Alternate Covenant Date” means any day on which the Index Debt of Pepsi shall be rated less than A- by S&P or less than A3 by Moody’s.
          “Applicable Facility Fee Rate” means, for any Rating Level Period, the rate per annum set forth in Schedule 2 opposite the reference to such Rating Level Period under the heading “Applicable

Facility Fee Rate”. Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.
          “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of the Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.
          “Applicable Margin” means, with respect to any Eurodollar Rate Advance, for any Rating Level Period, the rate per annum set forth in Schedule 2 opposite the reference to such Rating Level Period under the heading “Applicable Margin”. Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
          “Applicable Utilization Fee Rate” means, for any Rating Level Period, the rate per annum set forth in Schedule 2 opposite the reference to such Rating Level Period under the heading “Applicable Utilization Fee Rate”. Each change in the Applicable Utilization Fee Rate resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.
          “Available Amount” means, at any time, with respect to any Letter of Credit, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent and each Issuing Lender, in substantially the form of Exhibit B hereto or any other form approved by the Agent and the Company.
          “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and
          (b) 1/2 of one percent per annum above the Federal Funds Rate.
          “Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.09(a).
          “Borrowers” means, at any time, collectively, the Company unless the Substitution Date has occurred pursuant to Section 2.19, each Borrowing Subsidiary and, on and after the Substitution Date has occurred pursuant to Section 2.19, the Guarantor.
          “Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing.
          “Borrowing Subsidiary” means any Subsidiary of the Company as to which a Designation Letter has been delivered to the Agent and as to which a Termination Letter has not been delivered to the Agent in accordance with Section 2.19.

          “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
          “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Pepsi, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
          “Citibank” has the meaning specified in the recitals hereto.
          “Commitment” has the meaning specified in Section 2.01.
          “Company” has the meaning specified in the recitals hereto.
          “Competitive Bid Advance” means an advance by a Lender to a Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.
          “Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the auction bidding procedure described in Section 2.03.
          “Competitive Bid Reduction” has the meaning specified in Section 2.01.
          “Confidential Information” means information that the Company furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes rightfully available to the Agent or such Lender from a source other than the Company.
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP. The Company shall cause the Guarantor at all times to remain a Consolidated Subsidiary.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Debt (including the Advances), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any other non-cash income, all as determined on a Consolidated basis; in each case exclusive of the cumulative effect of foreign currency gains or losses. For the purposes of calculating Consolidated EBITDA for any period pursuant to any determination of the Consolidated Leverage Ratio, if during such period the Company or any Subsidiary, including the

Guarantor, shall have made an acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.
          “Consolidated Leverage Ratio” means, as at the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters then ended (taken as one accounting period).
          “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company, its Restricted Subsidiaries and the Guarantor, determined on a consolidated basis in accordance with GAAP, before deduction of any minority interests in the Guarantor and excluding the cumulative effect of any foreign currency gains or losses.
          “Consolidated Net Tangible Assets” means the total assets of the Company, its Restricted Subsidiaries and the Guarantor (less applicable depreciation, amortization, and other valuation reserves), except to the extent resulting from write-ups of capital assets (other than writeups in connection with accounting for acquisitions, in accordance with GAAP), less all current liabilities (excluding intercompany liabilities) and all intangible assets of the Company, its Restricted Subsidiaries and the Guarantor, all as set forth on the then most recent Consolidated balance sheet of the Company, its Restricted Subsidiaries and the Guarantor, prepared in accordance with GAAP, but before deduction of any minority interests in the Guarantor and exclusive of any foreign currency translation adjustments.
          “Consolidated Net Worth” means, as of any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a Consolidated balance sheet of the Company and its Subsidiaries, including the Guarantor, at such date plus amounts representing mandatorily redeemable preferred securities issued by Subsidiaries of the Company, including the Guarantor, but before deduction of any minority interests in the Guarantor and exclusive of any foreign currency translation adjustments.
          “Consolidated Total Debt” means, at any date (i) the aggregate principal amount of all Debt of the Company and its Subsidiaries, including the Guarantor minus (ii) the aggregate amount (not in excess of $500,000,000) of all cash and cash equivalents of the Company and its Subsidiaries, in each case at such date and determined on a Consolidated basis in accordance with GAAP.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.10 or 2.11.
          “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations (other than trade accounts payable arising in the ordinary course of business) of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all Debt of others referred to in clauses (a) through (e) above or clause (g) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through (i) an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, or (ii) a standby letter of credit and (g) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
          “Debt to Capitalization Ratio” means at any time the ratio of (x) Consolidated Total Debt to (y) the sum of (i) Consolidated Total Debt plus (ii) Consolidated Net Worth.
          “Declining Lender” has the meaning specified in Section 2.08(c).
          “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
          “Designation Letter” has the meaning specified in Section 2.19(a).
          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
          “Effective Date” means the date on which the conditions in Section 3.01 are satisfied (or waived in accordance with Section 8.01).
          “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $15,000,000,000 and a combined capital and surplus of at least $1,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $15,000,000,000 and a combined capital and surplus of at least $1,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $l5,000,000,000 and a combined capital and surplus of at least $1,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; provided, however, that each Person described in clauses (ii) through (vi) shall have a short term public debt rating of not less than A by S&P or Moody’s or shall be approved by the Company; and (vii) any other Person approved by the Company, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.
          “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to the environment, health, safety or Hazardous Materials.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
          “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of 11:00 A.M. (London time) on the date two Business Days prior to the first day of such Interest Period as the rate for Dollar deposits having a term comparable to such Interest Period, or in the event such offered rate is not available from said Page 3750, the average (rounded to the nearer whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Eurodollar Rate does not appear on said Page 3750 (or any successor page), the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.10.
          “Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.09(b).
          “Events of Default” has the meaning specified in Section 6.01.
          “Extending Lender” has the meaning specified in Section 2.08(c).
          “Extension Agreement” means an Extension Agreement substantially in the form contained in Exhibit A-3 hereto.
          “Existing 2004 Credit Agreement” has the meaning specified in Section 3.01(g)(vii).
          “Existing Advances” means the Advances (as defined in the Existing Credit Agreement) made under the Existing Credit Agreement and outstanding as of the Effective Date.
          “Existing Credit Agreement” has the meaning specified in the recitals hereto.
          “Existing Letters of Credit” has the meaning assigned to such term in Section 1.05.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
          “Fiscal Quarter” means a period of 13 or (or 14) weeks treated by the Company as a fiscal quarter.

          “Fiscal Year” means the period of 52 (or 53) weeks ending on the last Saturday of any calendar year and treated by the Company as its fiscal year.
          “Fixed Rate Advances” has the meaning specified in Section 2.03(b).
          “GAAP” means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited Consolidated financial statements of the Company and its Subsidiaries delivered to the Lenders.
          “Granting Lender” has the meaning specified in Section 8.07(e).
          “Guaranteed Party” has the meaning specified in Section 9.01.
          “Guarantor” has the meaning specified in the recitals hereto.
          “Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic”, or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance.
          “Index Debt” of any Person means senior, unsecured, long-term indebtedness for borrowed money of such Person that is not guaranteed by any other Person (other than, in the case of the Company, the Guarantor) or subject to any other credit enhancement.
          “Information Memorandum” means the information memorandum dated October 1, 2007 used by the Agent in connection with the syndication of the Commitments.
          “Initial Issuing Lenders” means, collectively, HSBC Bank USA, N.A. and Citibank, N.A.
          “Initial Lenders” has the meaning specified in the recitals hereto.
          “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, six or, to the extent available from all the Lenders, nine or twelve months, as the Company may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (1) the Company may not select any Interest Period that ends after the Termination Date;
     (2) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;
     (3) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (4) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Issuing Lender” means, collectively, the Initial Issuing Lenders and any other Lender appointed by the Company with the consent of such Lender and the Agent (such consent of the Agent not to be unreasonably withheld).
          “L/C Payment” means a payment by an Issuing Lender of a draft drawn under any Letter of Credit.
          “L/C Reimbursement Obligation” means the obligation of a Borrower to reimburse an Issuing Lender for an L/C Payment pursuant to Section 2.05.
          “L/C Related Documents” has the meaning specified in Section 2.04(c)(i).
          “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Sections 2.07(c) or 8.07.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.
          “Letter of Credit Commission Rate” means a rate per annum equal to the Applicable Margin.
          “Letter of Credit Facility Amount” means $400,000,000.
          “LIBO Rate Advances” has the meaning specified in Section 2.03(b).
          “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.
          “Loan Documents” means, collectively, this Agreement, each promissory note issued thereunder, each Designation Letter and each Termination Letter.
          “Loan Party” has the meaning specified in Section 4.01.
          “Margin Stock” means margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
          “Master Bottling Agreement” means the Master Bottling Agreement dated March 30, 1999, between the Company and Pepsi or any successor or replacement agreement that confers substantially the same benefits on the Company as the Master Bottling Agreement conferred on the date hereof.

          “Material Adverse Change” means any material adverse change in the financial condition, operations or properties of the Company or the Company and its Subsidiaries (including the Guarantor) taken as a whole.
          “Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations or properties of the Company and its Subsidiaries (including the Guarantor) taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any promissory note or (c) the ability of the Company to perform its obligations under this Agreement or any promissory note.
          “Material Subsidiary” means each Subsidiary of the Company which is a “significant subsidiary” as that term is defined in Rule 1-02(w) of the Regulation S-X under the Securities Act of 1933, as amended, as such rule is in effect as of the date hereof.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Moody’s Rating” means, at any time, the rating of the Company’s Index Debt then most recently announced by Moody’s.
          “New Lender” means, for purposes of Section 2.07(c), an Eligible Assignee (which may be a Lender) selected by the Company with (in the case of a New Lender that is not already a Lender) prior consultation with the Agent.
          “Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(b).
          “Notice of L/C Issuance” has the meaning specified in Section 2.04(c).
          “Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
          “Original Closing Date” means March 22, 2006.
          “Pepsi” means PepsiCo, Inc., a North Carolina corporation.
          “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
          “Principal Property” means any single manufacturing or processing plant, office building, or warehouse owned or leased by the Company, a Restricted Subsidiary or the Guarantor other than a plant, warehouse, office building, or portion thereof which, in the opinion of the Company’s Board of Directors, is not of material importance to the business conducted by the Company, its Restricted Subsidiaries and the Guarantor as an entirety.
          “Quarterly Dates” means the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Effective Date.
          “Rating” means the Moody’s Rating or the S&P Rating, as the case may be.
          “Rating Level Change” means a change in the Moody’s Rating or the S&P Rating that results in a change from one Rating Level Period to another, which Rating Level Change shall be deemed to take effect on the date on which the relevant change in rating is first announced by Moody’s or S&P.
          “Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:

(i)	“Rating Level 1 Period” means a period during which the Moody’s Rating is at or above Aa3 or the S&P Rating is at or above AA-;

(ii)	“Rating Level 2 Period” means a period that is not a Rating Level 1 Period, during which the Moody’s Rating is at or above A1 or the S&P Rating is at or above A+;

(iii)	“Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period, during which the Moody’s Rating is at or above A2 or the S&P Rating is at or above A;

(iv)	“Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period, during which the Moody’s Rating is at or above A3 or the S&P Rating is at or above A-; and

(v)	“Rating Level 5 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period;
and provided, further, that if the Moody’s Rating and the S&P Rating differ by more than one Rating Level, then the applicable Rating Level Period shall be one Rating Level lower than the Rating Level resulting from the application of the higher of such ratings (for which purpose Rating Level 1 is the highest and Rating Level 5 is the lowest); and provided, further, that any period during which there is no Moody’s Rating or there is no S&P Rating shall be a Rating Level 5 Period.
          “Reference Banks” means Citibank and HSBC Bank USA, N.A. (and any successors thereof).
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Register” has the meaning specified in Section 8.07(d).
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.
          “Required Lenders” means at any time Lenders owed more than 50% of the then aggregate unpaid principal amount of the Advances (excluding Competitive Bid Advances) owing to Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the aggregate amount of the Commitments; provided that, for purposes solely of this definition, each Lender’s participation in each Letter of Credit shall be counted as an Advance by such Lender to the extent of such Lender’s Applicable Percentage of the Available Amount of such Letter of Credit.
          “Restricted Subsidiary” means at any time any Subsidiary of the Company except a Subsidiary which is at the time an Unrestricted Subsidiary.
          “Revolving Credit Advance” means an advance by a Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
          “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
          “S&P” means Standard & Poor’s Rating Services or any successor thereto.

          “S&P Rating” means, at any time, the rating of the Company’s Index Debt then most recently announced by S&P.
          “SPC” has the meaning specified in Section 8.07(e).
          “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock (or equivalent interest) having ordinary voting power to elect a majority of the Board of Directors (or Persons performing similar actions) of such corporation or limited liability company (irrespective of whether at the time capital stock (or equivalent interest) of any other class or classes of such corporation or limited liability company shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. The term “Subsidiary” shall refer to Subsidiaries of the Company unless otherwise specified.
          “Substitution Date” has the meaning specified in Section 2.19(c).
          “Substitution Letter” has the meaning specified in Section 2.19(c).
          “Termination Date” means October 19, 2012 or, if earlier, the date of termination in whole of the Commitments pursuant to Section 2.07(a) or 6.01 or, in the case of any Lender whose Commitment is extended pursuant to Section 2.08(c), the date to which such Commitment is extended; provided in each case that if any such date is not a Business Day, the relevant Termination Date of such Lender shall be the immediately preceding Business Day.
          “Termination Letter” has the meaning specified in Section 2.19(b).
          “Type” has the meaning specified in the definition of “Revolving Credit Advance.”
          “Unrestricted Subsidiary” means (a) any Subsidiary of the Company (not at the time designated a Restricted Subsidiary) (i) the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services, or other similar operations, or any continuation thereof, (ii) substantially all the assets of which consist of the capital stock of one or more such Subsidiaries, or (iii) designated as such by the Company’s Board of Directors and (b) the Guarantor. Any Subsidiary designated as a Restricted Subsidiary may be designated as an Unrestricted Subsidiary.
          “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar actions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     SECTION 1.03. Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Company notifies the Agent that the Company wishes to amend any provisions hereof to eliminate the effect of any change in GAAP (or if the Agent notifies the Company that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Lenders.
     SECTION 1.04. Effect of Amendment and Restatement. On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety in the form hereof. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations under the Existing Credit Agreement as in effect immediately prior to the Effective Date, which remain outstanding (as amended and restated hereby) and (ii) such obligations are in all respects continuing (as amended and restated hereby).
     SECTION 1.05. Existing Advances, Letters of Credit. All Existing Advances shall remain outstanding as of the Effective Date (with the then existing Interest Periods, if any, therefor) and shall be Advances for all purposes of this Agreement and the other Loan Documents. The letters of credit issued and outstanding under the Existing Credit Agreement on the Effective Date (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” for all purposes of this Agreement and the other Loan Documents.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES
     SECTION 2.01. The Revolving Credit Advances. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Company or any Borrowing Subsidiary from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name on Schedule 1 or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.07(a) or increased pursuant to Section 2.07(c) (such Lender’s “Commitment”); provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”); and provided, further, that the sum of the aggregate outstanding principal amount of the Advances plus the Aggregate L/C Exposure shall not at any time exceed the aggregate amount of the Commitments.
          (b) Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, (i) an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Company exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by the Company in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing or (ii) the aggregate amount of the unused Commitments, after giving effect to any Competitive Bid Reductions then in effect) and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.
          (c) Within the limits of each Lender’s Commitment and the limitation set forth in Section 2.01(a), each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.12 and reborrow under this Section 2.01.
     SECTION 2.02. Making the Revolving Credit Advances.

          (a) (i) Each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Company (on its own behalf and on behalf of any Borrowing Subsidiary) to the Agent, which shall give to each Lender prompt notice thereof by telecopier or email. Each such notice (a “Notice of Revolving Credit Borrowing”) shall be by telecopier or email, confirmed promptly by hard copy, in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance and (v) name of the relevant Borrower (which shall be the Company or a Borrowing Subsidiary).
          (ii) Each Lender shall, before 11:00 A.M. (New York City time), in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or before 1:00 P.M. (New York City time), in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing.
          (iii) After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such same day funds available to the relevant Borrower at such Borrower’s account at the Agent’s address referred to in Section 8.02, provided, however, that the Agent shall first apply such funds, to the extent required, to reimburse any L/C Payment that has not theretofore been reimbursed.
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Company may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.
          (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the relevant Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.
          (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of a Borrower, the interest rate applicable at the time to

Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement and shall be made available in same day funds to the relevant Borrower’s account at the Agent’s address referred to in Section 8.02.
          (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.
     SECTION 2.03. The Competitive Bid Advances.
          (a) Each Lender severally agrees that each Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the Effective Date until the date occurring 7 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding plus the Aggregate L/C Exposure shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).
          (b) The Company (on its own behalf and on behalf of any Borrowing Subsidiary) may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier or email, confirmed promptly by hard copy, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit A-2 hereto, specifying therein (i) the date of such proposed Competitive Bid Borrowing, (ii) the aggregate amount of such proposed Competitive Bid Borrowing, (iii) the maturity date for repayment of each Competitive Bid Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (iv) the interest payment date or dates relating thereto, (v) the name of the Borrower, and (vi) any other terms to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Company shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Company shall instead specify in the Notice of Competitive Bid Borrowing another basis to be used by the Lenders in determining the rates of interest to be offered by them (the Advances comprising such Competitive Bid Borrowing being referred to herein as “LIBO Rate Advances”). The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.
          (c) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the relevant Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Company), before 10:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.
          (d) The Company shall, in turn, before 11:00 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and before 1:00 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:
          (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or
          (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (c) above, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (c) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (c) above by giving the Agent notice to that effect. If the Company accepts any offers made by Lenders pursuant to paragraph (c) above, such offers shall be accepted in the order of the lowest to highest interest rates or, if two or more Lenders offer to make Competitive Bid Advances at the same interest rate, such offers, if any, shall be accepted in proportion to the amount offered by each such Lender at such interest rate notwithstanding any minimum specified by such Lender in its notice given pursuant to paragraph (c) above. The Company may not accept offers in excess of the amount specified in accordance with paragraph (a) above.
          (e) If the Company notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (d)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.
          (f) If the Company accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (d)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (c) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (c) above have been accepted by the Company, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such same day funds available to the relevant Borrower at such Borrower’s account at the Agent’s address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.
          (g) Each Competitive Bid Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Company shall be in compliance with the limitation set forth in the proviso to the first sentence of paragraph (a) above.
          (h) Within the limits and on the conditions set forth in this Section 2.03, each Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (i) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.
          (i) Each Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance to such Borrower, on the maturity date of such Competitive Bid Advance (such maturity date being that specified by the Company for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to paragraph (b) above and provided in the promissory note, if any, evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance unless (x) such Borrower obtains the prior written consent of the Lender which made such Competitive Bid Advance, or (y), such prepayment is made on the terms specified by the Company for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to paragraph (b) above and set forth in the promissory note, if any, evidencing such Competitive Bid Advance.
          (j) Each Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance to such Borrower from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to paragraph (c) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to paragraph (b) above, as provided in the promissory note, if any, evidencing such Competitive Bid Advance.
          (k) At its option, the Company (on its own behalf and on behalf of any Borrower) may request a Competitive Bid Borrowing directly from the Lenders; provided that it follows the procedures set forth in this Section 2.03 and promptly delivers, by telecopier or telex, a copy of the Notice of Competitive Bid Borrowing and notice in writing of the results of such request to the Agent.
          (l) The indebtedness of each Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall, if requested by the applicable Lender, be evidenced by a separate promissory note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.
     SECTION 2.04. Issuance of Letters of Credit.
          (a) Each Issuing Lender agrees, on the terms and conditions hereinafter set forth, to issue one or more letters of credit for the account of the Company or any Borrowing Subsidiary from time to time on any Business Day during the period from the Effective Date until the date 10 Business Days before the Termination Date, provided that (i) the Aggregate L/C Exposure shall not at any time exceed the Letter of Credit Facility Amount, (ii) with respect to each Initial Issuing Lender, the sum of (A) the aggregate Available Amount of all outstanding Letters of Credit issued by such Initial Issuing Lender plus

(B) the aggregate unreimbursed amount of all payments by such Initial Issuing Lender of drafts drawn under all Letters of Credit issued by such Initial Issuing Lender shall not at any time exceed $200,000,000 and (iii) the sum of the aggregate outstanding principal amount of the Advances plus the Aggregate L/C Exposure shall not at any time exceed the aggregate amount of the Commitments. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly any Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (b) (i) Each Letter of Credit shall (x) be in a form reasonably satisfactory to the relevant Issuing Lender, (y) be denominated in U.S. dollars, and (z) have a stated expiration date that is no later than the earlier of (1) one year after its date of issuance and (2) five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (2) above).
(ii) No Issuing Lender shall be under any obligation to issue any Letter of Credit if:
(x) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; or
(y) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender generally applicable to account parties.
     (c) (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to date of the proposed issuance of such Letter of Credit by the Company (on its own behalf or on behalf of any Borrowing Subsidiary) to the relevant Issuing Lender (or such shorter notice as shall be acceptable to such Lender), with a copy to the Agent, which shall give to each Lender prompt notice thereof by telecopier or email. Each such notice (a “Notice of L/C Issuance”) shall be by telecopier or email, confirmed promptly by hard copy specifying therein the requested date of issuance (which shall be a Business Day) of such Letter of Credit and its face amount and expiration date and the name and address of the beneficiary thereof, and shall attach the proposed form thereof (or such other information as shall be necessary to prepare such Letter of Credit). If requested by the applicable Issuing Lender, the Company shall supply such application and agreement for letter of credit as the relevant Issuing Lender may require in connection with such requested Letter of Credit (“L/C Related Documents”).
     (ii) If the proposed Letter of Credit complies with the requirements of this Section 2.04, such Issuing Lender will, subject to the applicable conditions set forth in Article III, make such Letter of Credit available to the Company or the relevant Borrowing Subsidiary as agreed with the Company (on its own behalf and on behalf of any Borrower) in connection with such issuance. In the event and to the extent that the provisions of any L/C Related Documents shall conflict with this Agreement, the provisions of this Agreement shall govern.
     (iii) Each Issuing Lender shall furnish (A) to the Agent on the first Business Day of each week a written report summarizing the issuance and expiration dates of Letters of Credit issued by it during the previous week and drawings during such week under all Letters of Credit issued by it, (B) to each Lender and the Company on the first Business Day of each month a written report summarizing the issuance and expiration dates of Letters of Credit issued by it during the preceding month and drawings during such month under all Letters of Credit issued by it and (C)

to the Agent, the Company and each Lender on the first Business Day of each fiscal quarter a written report setting forth the average daily aggregate Available Amount during the preceding fiscal quarter of all Letters of Credit issued by it.
     SECTION 2.05. L/C Payments.
          (a) (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the relevant Issuing Lender shall notify the relevant Borrower and the Agent thereof. Not later than 2:00 p.m. on the date of any L/C Payment by an Issuing Lender if the relevant Borrower receives notice thereof by 9:00 a.m. on such date, and otherwise on the next Business Day after the relevant Borrower receives notice of such L/C Payment (the “Honor Date”), such Borrower agrees to reimburse such Issuing Lender directly in an amount equal to the amount of such L/C Payment.
          (ii) If any Borrower fails to so reimburse such Issuing Lender by such time, such Issuing Lender shall promptly notify the Agent and the Agent shall promptly notify each Lender of the Honor Date, the unreimbursed amount of such L/C Payment (the “Unreimbursed Amount”), and the amount of such Lender’s pro rata share thereof. In such event, such Borrower shall be irrevocably deemed to have requested a Revolving Credit Borrowing of Base Rate Advances to be disbursed on the Honor Date in an aggregate amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(b). Any notice given by an Issuing Lender or the Agent pursuant to this Section 2.05(a)(ii) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (iii) Each Lender (including any Lender acting as an Issuing Lender) shall upon any notice pursuant to Section 2.05(a)(ii) make funds available to the Agent for the account of the relevant Issuing Lender at the Agent’s Account in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the applicable Borrower in such amount. The Agent shall remit the funds so received to the relevant Issuing Lender.
          (iv) The Borrower agrees to pay interest on the unreimbursed amount of any L/C Payment to the relevant Issuing Lender, for each day from the date of such L/C Payment until such L/C Payment is reimbursed or refinanced in full as herein provided, at the Base Rate from time to time, payable on demand.
          (v) Each Lender’s obligation to make the payments provided in clause (iii) above to reimburse an Issuing Lender for any L/C Payment shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against an Issuing Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or termination of the Commitments or any of them, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.
          (vi) If any Lender fails to make available to the Agent for the account of an Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(a) by the time specified in Section 2.05(a)(iii), such Issuing Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect (without duplication of amounts paid by the Borrower under clause (iv) above). A certificate of such Issuing Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
          (b) At any time after an Issuing Lender has made an L/C Payment and has received funds from a Lender in respect of such payment in accordance with Section 2.05(a)(iii), if the Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its pro rata share thereof in the same funds as those received by the Agent.
          (c) The obligation of each Borrower to reimburse each Issuing Lender for each L/C Payment under each Letter of Credit issued for account of such Borrower shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any sight draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make an L/C Payment under such Letter of Credit;
     (iv) any payment by such Issuing Lender under such Letter of Credit against presentation of a sight draft or certificate that does not strictly comply with the terms of such Letter of Credit or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy, insolvency, reorganization or similar law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.
          (d) Each Lender and each Borrower agrees that, in making any L/C Payment under a Letter of Credit, the relevant Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lenders, nor the Agent, nor any of the respective correspondents, participants or assignees of any Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Related Document. None of the Issuing Lenders, nor the Agent, nor any of the respective correspondents, participants or assignees of the Issuing

Lenders, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(c); provided, however, that anything in such clauses or elsewhere in this Agreement to the contrary notwithstanding, each Borrower may have a claim against an Issuing Lender, and such Issuing Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct (as opposed to special, indirect, consequential or punitive) damages suffered by a Borrower which were caused by such Issuing Lender’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, each Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
          (e) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by an Issuing Lender and the Company when a Letter of Credit is issued, either the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) or, at the option of the Company, the Uniform Customs and Practice for Documentary Credits (“UCP”), as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each Letter of Credit.
     SECTION 2.06. Fees.
          (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the amount of such Lender’s Commitment, irrespective of usage, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date (on a daily basis), at the Applicable Facility Fee Rate, payable in arrears quarterly on the last day of each March, June, September and December and on the Termination Date, commencing on December 31, 2007.
          (b) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
          (c) Utilization Fee. The Company shall pay to the Agent for the account of each Lender a utilization fee on the aggregate outstanding principal amount of such Lender’s Advances for each day on which the aggregate outstanding amount of the Advances plus the Aggregate L/C Exposure exceeds 50% of the aggregate Commitments, from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date (on a daily basis), at the Applicable Utilization Fee Rate, payable on each day on which interest is payable under Section 2.09, and on the Termination Date.
          (d) Letter of Credit Fees.
          (i) The Company agrees to pay to the Agent, for the pro rata account of each Lender based on the respective Commitments of the Lenders, a commission on the average daily Available Amount of each Letter of Credit outstanding from time to time, at a rate per annum equal to the Letter of Credit Commission Rate, payable in arrears quarterly on each Quarterly Date and on the Termination Date, commencing on the first Quarterly Date after the date hereof.
          (ii) The Company agrees to pay to each Issuing Lender, for its own account, (x) a fronting fee with respect to each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Quarterly Date and on the Termination Date, in an amount equal to 0.10% per annum of the average daily Available Amount of such Letter of Credit and (y) such customary fees and charges in connection with the issuance or administration of each Letter of Credit issued by such Issuing Lender as may be agreed in writing between the Company and such Issuing Lender from time to time.

          (e) Fees under Existing Credit Agreement. The Company agrees to pay to the Agent, each Lender and each Issuing Lender all accrued and unpaid fees (including facility and utilization fees) in respect of the Commitments under (and as defined in) the Existing Credit Agreement owing to such Person as of the Effective Date, in each case on the first Quarterly Date to occur after the Effective Date.
     SECTION 2.07. Termination, Reduction or Increase of the Commitments.
          (a) The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that (x) the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the sum of the aggregate principal amount of the Advances then outstanding, plus the Aggregate L/C Exposure, and (y) once terminated, a portion of a Commitment shall not be reinstated except pursuant to Section 2.07(c).
          (b) If any Lender shall make a demand under Section 2.13 or 2.16 or if the obligation of any Lender to make Eurodollar Rate Advances shall have been suspended pursuant to Section 2.14, the Company shall have the right, upon at least ten Business Days’ notice, to terminate in full the Commitment of such Lender or to demand that such Lender assign to one or more Eligible Assignees all of its rights and obligations under this Agreement in accordance with Section 8.07. If the Company shall elect to terminate in full the Commitment of any Lender pursuant to this Section 2.07(b), the Company shall pay to such Lender, on the effective date of such Commitment termination, an amount equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, whereupon such Lender shall cease to be a party hereto.
          (c) (i) Not more than once in any calendar year, the Company may propose to increase the aggregate amount of the Commitments by an aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof (a “Proposed Aggregate Commitment Increase”) in the manner set forth below, provided that:
     (1) no Default shall have occurred and be continuing either as of the date on which the Company shall notify the Agent of its request to increase the aggregate amount of the Commitments or as of the related Increase Date (as hereinafter defined); and
     (2) after giving effect to any such increase, the aggregate amount of the Commitments shall not exceed $1,700,000,000 (and no increase in the aggregate amount of the Commitments hereunder shall result in a change in the Letter of Credit Facility Amount).
          (ii) The Company may request an increase in the aggregate amount of the Commitments by delivering to the Agent a notice (an “Increase Notice”; the date of delivery thereof to the Agent being the “Increase Notice Date”) specifying (1) the Proposed Aggregate Commitment Increase, (2) the proposed date (the “Increase Date”) on which the Commitments would be so increased (which Increase Date may not be fewer than 30 nor more than 60 days after the Increase Notice Date) and (3) the New Lenders, if any, to whom the Company desires to offer the opportunity to commit to all or a portion of the Proposed Aggregate Commitment Increase. The Agent shall in turn promptly notify each Lender of the Company’s request by sending each Lender a copy of such notice.
          (iii) Not later than the date five days after the Increase Notice Date, the Agent shall notify each New Lender, if any, identified in the related Increase Notice of the opportunity to commit to all or any portion of the Proposed Aggregate Commitment Increase. Each such New Lender may irrevocably commit to all or a portion of the Proposed Aggregate Commitment Increase (such New Lender’s “Proposed New Commitment”) by notifying the Agent (which shall give prompt notice thereof to the Company) before 11:00 A.M. (New York City time) on the date that is 10 days after the Increase Notice Date; provided that:
     (1) the Proposed New Commitment of each New Lender shall be in an amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof; and
     (2) each New Lender that submits a Proposed New Commitment shall enter into an agreement in form and substance satisfactory to the Company and the Agent pursuant to which such New Lender shall undertake a Commitment (and, if any such New Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date), and shall pay to the Agent a processing and recordation fee of $3,500.
          (iv) If the aggregate Proposed New Commitments of all of the New Lenders shall be less than the Proposed Aggregate Commitment Increase, then (unless the Company otherwise requests) the Agent shall, on or prior to the date that is 15 days after the Increase Notice Date, notify each Lender of the opportunity to so commit to all or any portion of the Proposed Aggregate Commitment Increase not committed to by New Lenders pursuant to Section 2.07(c)(iii). Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to commit to all or a portion of such remainder (such Lender’s “Proposed Increased Commitment”) by notifying the Agent (which shall give prompt notice thereof to the Company) no later than 11:00 A.M. (New York City time) on the date five days before the Increase Date.
          (v) If the aggregate amount of Proposed New Commitments and Proposed Increased Commitments (such aggregate amount, the “Total Committed Increase”) equals or exceeds $25,000,000, then, subject to the conditions set forth in Section 2.07(c)(i):
     (1) effective on and as of the Increase Date, the aggregate amount of the Commitments shall be increased by the lesser of the Proposed Aggregate Commitment Increase and the Total Committed Increase and shall be allocated among the New Lenders and the Lenders as provided in Section 2.07(c)(vi); and
     (2) on the Increase Date, if any Revolving Credit Advances are then outstanding, the Company shall borrow Revolving Credit Advances from all or certain of the Lenders and/or (subject to compliance by the Company with Section 8.04(d)) prepay Revolving Credit Advances of all or certain of the Lenders such that, after giving effect thereto, the Revolving Credit Advances (including, without limitation, the Types and Interest Periods thereof) shall be held by the Lenders (including for such purposes New Lenders) ratably in accordance with their respective Commitments.
If the Total Committed Increase is less than $25,000,000, then the aggregate amount of the Commitments shall not be changed pursuant to this Section 2.07(c).
          (vi) The Total Committed Increase shall be allocated among New Lenders having Proposed New Commitments and Lenders having Proposed Increased Commitments as follows:
     (1) If the Total Committed Increase shall be at least $25,000,000 and less than or equal to the Proposed Aggregate Commitment Increase, then (x) the initial Commitment of each New Lender shall be such New Lender’s Proposed New Commitment and (y) the Commitment of each Lender shall be increased by such Lender’s Proposed Increased Commitment.
     (2) If the Total Committed Increase shall be greater than the Proposed Aggregate Commitment Increase, then the Total Committed Increase shall be allocated:
     (x) first to New Lenders (to the extent of their respective Proposed New Commitments) in such a manner as the Company shall agree; and

   (y) then to Lenders on a pro rata basis based on the ratio of each Lender’s Proposed Increased Commitment (if any) to the aggregate amount of the Proposed Increased Commitments of all of the Lenders.
          (vii) No increase in the Commitments contemplated hereby shall become effective until the Agent shall have received (x) promissory notes in respect of the Revolving Credit Advances payable to each New Lender and each other Lender whose Commitment is being increased that, in either case, shall have requested such promissory notes at least two Business Days prior to the Increase Date, and (y) evidence satisfactory to the Agent (including an update of the opinion of counsel provided pursuant to Section 3.01(g)(v)) that such increases in the Commitments, and borrowings thereunder, have been duly authorized.
     SECTION 2.08. Repayment of Revolving Credit Advances; Evidence of Indebtedness; Extension of Termination Date.
          (a) The Company and each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Advances in accordance with the terms of this Agreement. Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          (c) The Company may by written notice to the Agent, not more than 90 nor less than 60 days prior to the Termination Date then in effect, request that the Termination Date then in effect be extended for a further period of one year. Such request shall be irrevocable and binding upon the Company. The Agent shall promptly notify each Lender of such request. If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it will notify the Agent, in writing, of its decision to do so not more than 30 nor less than 20 days before said date. The Commitment of any Lender that fails to accept (or fails to respond to) the Company’s request for extension of the Termination Date (a “Declining Lender”) shall be terminated on the Termination Date theretofore in effect (without regard to extension by other Lenders). The Extending Lenders, or any of them, shall then have the right to increase their respective Commitments by an aggregate amount up to the amount of all Declining Lenders’ Commitments, and, to the extent of any shortfall, the Company shall have the right to require any Declining Lender to assign in full its rights and obligations under this Agreement to an Eligible Assignee designated by the Company that agrees to accept all of such rights and obligations (a “Replacement Lender”), provided that (i) such increase and/or such assignment is otherwise in compliance with Section 8.07, (ii) such Declining Lender receives payment in full of an amount equal to the principal amount of all Advances owing to such Declining Lender, together with accrued interest thereon to the date of such assignment and all other amounts payable to such Declining Lender under this Agreement and (iii) any such increase shall be effective on the Termination Date theretofore in effect and any such assignment shall be effective on the date specified by the Company and agreed to by the Replacement Lender and the Agent. If (i) Extending Lenders and/or Replacement Lenders provide Commitments in an aggregate amount equal to 51% of the aggregate amount of the Commitments outstanding immediately prior to the Termination Date in effect at the time the Company requests such extension, and (ii) no Default shall have occurred and be continuing immediately prior to said Termination Date, the Termination Date shall be extended by one year (the “New Termination Date”) (except that, if the date on which the Termination Date is to be extended is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) from the effective date set forth in an Extension Agreement, in substantially the form in Exhibit A-3 hereto, which has been duly completed and signed by the Company, the Agent and the Extending Lenders and Replacement Lenders party thereto; and (iii) the Agent shall notify the Issuing Lenders of the New Termination Date and the Lenders whose Termination Dates are the New Termination Date and each Issuing Lender shall determine whether or not, acting in its sole discretion, it shall elect to extend its Termination Date to the New Termination Date and shall so notify the Agent, at which time such Issuing Lender’s obligation to issue Letters of Credit pursuant to Sections 2.04 and 2.05 shall be extended to the date 10 Business Days before the New Termination Date. Such Extension Agreement shall be executed and delivered no earlier than 30 days prior to the Termination Date then in effect and the effective date shall be no earlier than 29 days prior to the Termination Date then in effect. No extension of the Commitments pursuant to this Section 2.08(c) shall be legally binding on any party hereto unless and until such party executes and delivers a counterpart of such Extension Agreement.
     SECTION 2.09. Interest on Revolving Credit Advances and Letters of Credit Advances. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance made to such Borrower from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
          (a) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on each Quarterly Date during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
          (b) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
     SECTION 2.10. Interest Rate Determination.
          (a) If the Eurodollar Rate does not appear on Page 3750 of the Telerate Service (or any successor page), each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If the Eurodollar Rate does not appear on said Page 3750 (or any successor page), and if any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.09, and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.09(b).

          (b) If, due to a major disruption in the interbank funding market with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
          (c) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Company and the Lenders and the Company will be deemed to have selected an Interest Period of one month.
          (d) If the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances on the last day of the Interest Period applicable thereto.
          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          (f) If the Eurodollar Rate does not appear on Page 3750 of the Telerate Service (or any successor page) and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,
     (i) the Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,
     (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
     (iii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 2.11. Optional Conversion of Revolving Credit Advances. The Company may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.10 and 2.14, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest

Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Company.
     SECTION 2.12. Optional Prepayments of Revolving Credit Advances. The Company may, upon notice not later than 11:00 A.M. (New York City time) on the date of such payment, in the case of Base Rate Advances, and two Business Days’ notice, in the case of Eurodollar Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).
     SECTION 2.13. Increased Costs.
          (a) If, due to either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any governmental authority charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority that would be complied with generally by similarly situated banks acting reasonably (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances by an amount deemed by such Lender to be material, then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Bid Advance if the change giving rise to such request was applicable to such Lender at the time of submission of such Lender’s offer to make such Competitive Bid Advance.
          (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental or regulatory authority which becomes effective after the date hereof, there shall be any increase in the amount of capital required or expected to be maintained by any Lender (including any Issuing Lender) or any corporation controlling such Lender and the amount of such capital is increased by or based upon the existence of such Lender’s Advances or participation in Letters of Credit or commitment to lend or, in the case of an Issuing Lender, issue Letters of Credit hereunder and other commitments of this type by an amount deemed by such Lender to be material, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Advances or participation in Letters of Credit or commitment to lend or issue Letters of Credit hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error. Such certificate shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.
     SECTION 2.14. Illegality. Notwithstanding any other provision of this Agreement, if any Lender (including any Issuing Lender) shall notify the Agent (and provide to the Company an opinion of counsel to the effect) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, (i) each Eurodollar Rate Advance or LIBO Rate Advance, as the case may be, of such Lender will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.09(a), as the case may be, and (ii) the obligation of such Lender to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and such Lender that the circumstances causing such suspension no longer exist and such Lender shall make the Base Rate Advances in the amount and on the dates that it would have been requested to make Eurodollar Rate Advances had no such suspension been in effect.
     SECTION 2.15. Payments and Computations.
          (a) Each Borrower shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees or utilization fees ratably (other than amounts payable pursuant to Section 2.03, 2.05, 2.06(b), 2.07(b), 2.13, 2.16 or 8.04(d) to be distributed to the respective parties entitled thereto) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) All computations of interest based on the Base Rate and of facility fees, letter of credit fees under Section 2.06(d) and of utilization fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees or usage fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, letter of credit fees under Section 2.06(d) or utilization fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (d) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that a Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
     SECTION 2.16. Taxes.
          (a) Each Lender is exempt from any withholding imposed under the laws of the United States in respect of any fees, interest or other payments to which it is entitled pursuant to this Agreement or any promissory notes issued hereunder (the “Income”) because (i) the Lender is organized under the laws of the United States; (ii) the Income is effectively connected with the conduct of a trade or business within the United States within the meaning of Section 871 of the Internal Revenue Code; or (iii) the Income is eligible for an exemption by reason of a tax treaty. The Agent is exempt from any withholding tax imposed under the laws of the United States in respect of the Income because the Agent is organized under the laws of the United States.
          (b) Each Lender organized under the laws of a jurisdiction outside the United States (each, a “Foreign Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Foreign Lender and from time to time thereafter if requested in writing by the Company or the Agent, provide the Agent and the relevant Borrower with Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Foreign Lender is exempt or entitled to a reduced rate of United States withholding tax on any Income that is the subject of such forms. If the form provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, or in excess of the rate applicable to the Foreign Lender assignor on the date of the Assignment and Acceptance pursuant to which it became a Foreign Lender, in the case of each other Foreign Lender, withholding tax at such rate shall be considered excluded from Taxes as defined in Section 2.16(c).
          (c) Based on Section 2.16(a) and (b), any and all payments by any Borrower hereunder or under any promissory notes issued hereunder shall be made free and clear of and without deduction for any present United States federal income withholding taxes imposed on a Foreign Lender under the Internal Revenue Code (such withholding taxes being hereinafter referred to as “Taxes”).
          (d) If, as a result of the enactment, promulgation, execution or ratification of, or any change in or amendment to, any United States law or any tax treaty (or in the application or official interpretation of any law or any tax treaty) that occurs on or after the date a Foreign Lender first becomes a party to this Agreement (a “Change in Law”), a Foreign Lender cannot comply with Section 2.16(b) or, if despite such compliance, any Borrower shall be required to deduct any Taxes from or in respect of any Income, then: (i) the sum payable to such Foreign Lender shall be increased as may be necessary so that after making all required deductions for such Taxes (including deductions applicable to additional sums payable under this Section 2.16) such Foreign Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, each Borrower shall be entitled to pay any Taxes in any lawful manner so as to reduce any deductions and such Foreign Lender shall to the extent it is reasonably able provide any documentation or file any forms as may be required by the Internal Revenue Service or any other foreign governmental agency. In addition, if any Foreign Lender or the Agent (in lieu of such Foreign Lender), as the case may be, is required to pay directly any Taxes as a result of a Change in Law because a Borrower cannot or does not legally or timely do so, the Company shall indemnify such Foreign Lender or Agent for payment of such Taxes, without duplication of, or increase in, the amount of Taxes otherwise due to the Foreign Lender.
          (e) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (excluding any income or franchise taxes, business taxes or capital taxes of any nature) that arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”). If a Lender is required to pay directly Other Taxes because a Borrower cannot or does not legally or timely do so, the Company shall indemnify such Lender for such payment of Other Taxes.
          (f) Within 30 days after the date of any payment of Taxes or foreign withholding taxes, the Company shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. Prior to making any payment hereunder by or on behalf of any Borrower through an account or branch outside the United States or on behalf of any Borrower by a payor that is not a United States person (a “Foreign Payment”), such Borrower shall determine that no foreign withholding taxes are payable in respect thereof, and at its expense, shall furnish, or shall cause such payor to furnish, to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such Foreign Payment is exempt from or not subject to foreign withholding taxes. Each Lender shall cooperate with each Borrower’s efforts described in this subsection by providing to the extent reasonably within its means any forms requested by such Borrower substantiating an exemption from foreign withholding taxes required by any governmental agency. For purposes of this subsection (f), the terms “United States” and “United States person” shall have the meaning specified in Section 7701 of the Internal Revenue Code. If, as a result of the enactment, promulgation, execution or ratification of, or any change in or amendment to, any applicable foreign law or any tax treaty (or in the application or official interpretation of any law or any tax treaty) that occurs on or after the date a tax opinion is rendered pursuant to the terms of this subsection, and which renders such tax opinion incorrect as to the absence of any foreign withholding tax (a “Foreign Change in Law”), any Borrower shall be required to deduct any foreign withholding taxes from or in respect of any Income, then: (i) the sum payable to the applicable Lender shall be increased as may be necessary so that after making all required deductions for foreign withholding taxes (including deductions applicable to additional sums payable under this Section 2.16) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, each Borrower shall be entitled to pay any foreign withholding taxes in any lawful manner so as to reduce any deductions and such Lender shall to the extent it is reasonably able provide any documentation or file any forms as may be required by the Internal Revenue Service or any other foreign governmental agency. In addition, if any Lender is required to pay directly any foreign withholding tax in respect of any Foreign Payments made pursuant to this Agreement because a Borrower cannot or does not legally or timely do so, the Company shall indemnify such Lender for payment of such tax.
          (g) For any period with respect to which a Lender has failed to comply with the requirements of subsection (b) or (f) relating to certain forms intended to reduce withholding taxes (other than if such failure is due to a Change in Law or a Foreign Change in Law), such Lender shall not be entitled to indemnification under subsection (d) or (f).
          (h) Upon a Change in Law or the imposition of any foreign withholding tax in respect of Foreign Payments, a Lender shall, upon the written request of and at the expense of the Company, use reasonable efforts to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such taxes that may thereafter accrue and would not, in the reasonable judgment of such Lender, cause the imposition on such Lender of any material legal or regulatory burdens.
          (i) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Company contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder until the applicable statute of limitations relating to the payment of any Taxes under Section 2.16(d) has expired.

          (j) Any request by any Lender for payment of any amount under this Section 2.16 shall be accompanied by a certification that such Lender’s claim for said amount is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.
     SECTION 2.17. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.07(b), 2.13, 2.16 or 8.04(d)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
     SECTION 2.18. Use of Proceeds.
     The proceeds of the Advances and the Letters of Credit shall be available (and the Company agrees that such proceeds shall be used) for general corporate purposes of the Company and its Subsidiaries, including commercial paper backstop.
     SECTION 2.19. Borrowings by Borrowing Subsidiaries; Substitution of Borrower.
          (a) The Company may, at any time or from time to time, designate one or more Subsidiaries (including the Guarantor) as Borrowers hereunder by furnishing to the Agent a letter (a “Designation Letter”) in duplicate, in substantially the form of Exhibit D, duly completed and executed by the Company and such Subsidiary. Upon any such designation of a Subsidiary, such Subsidiary shall be a Borrowing Subsidiary and a Borrower entitled to borrow Revolving Credit Advances and Competitive Bid Advances and to request the issuance of Letters of Credit on and subject to the terms and conditions of this Agreement.
          (b) If all principal of and interest on all Advances made to any Borrowing Subsidiary have been paid in full, the Company may terminate the status of such Borrowing Subsidiary as a Borrower hereunder by furnishing to the Agent a letter (a “Termination Letter”) in substantially the form of Exhibit F, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt by the Agent, which shall promptly notify the Lenders, whereupon the Lenders shall, upon payment in full of all amounts owing by such Borrower hereunder, promptly deliver to the Company (through the Agent) the promissory notes, if any, of such former Borrower. If at the time of such termination any Letter of Credit is outstanding for account of such Borrowing Subsidiary, the Company shall, automatically upon the effectiveness of such termination, be deemed to have assumed, and to have agreed to pay and perform, as primary obligor, all of the obligations of such Borrowing Subsidiary hereunder and under any L/C Related Documents relating to such Letter of Credit. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.13 or 2.16) or (ii) the obligations of the Company under Article IX with respect to any such unpaid obligations; provided, that if the status of such Borrowing Subsidiary has been terminated as aforesaid because the Company has sold or transferred its interest in such Subsidiary, and the Company so certifies to the Agent at the time of delivery of such Termination Letter, and subject to payment of said principal and interest, (i) such Subsidiary shall, automatically upon the effectiveness of the delivery of such Termination Letter and certification, cease to have any obligation under this Agreement and (ii) the Company shall automatically be deemed to have unconditionally assumed, as primary obligor, and hereby agrees to pay and perform, all of such obligations.
          (c) In addition to the foregoing, the Company may, at any time when there are no Advances outstanding hereunder and upon not less than 10 Business Days’ notice, irrevocably elect to terminate its right to be a Borrower hereunder as of the date (which shall be a Business Day) specified in such Substitution Letter (the “Substitution Date”) and designate the Guarantor as a Borrower hereunder by furnishing to the Agent (x) a letter (a “Substitution Letter”), in substantially the form of Exhibit E duly completed and executed by the Company and the Guarantor, (y) a certificate signed by a duly authorized officer of the Company, and a certificate signed by a duly authorized officer of the Guarantor, each dated the Substitution Date, stating that:
     (i) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection
(e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects on and as of the Substitution Date, as though made on and as of such date, and
     (ii) no event has occurred and is continuing, or would result from such designation, that constitutes a Default;
and (z) such other corporate documents, resolutions and legal opinions relating to the foregoing as the Agent, or any Lender through the Agent, may reasonably request. If at the time of such termination any Letter of Credit is outstanding for the account of the Company, the Guarantor shall, automatically upon the effectiveness of such termination, be deemed to have assumed, and to have agreed to pay and perform, as primary obligor, all of the obligations of the Company hereunder and under all L/C Related Documents relating to such Letter of Credit.
     SECTION 2.20. Mitigation Obligations. If any Lender requests compensation under Section 2.13, or if the obligation of any Lender to make or continue Advances as, or Convert Advances into, Eurodollar Rate Advances is suspended pursuant to Section 2.14, then, upon the written request of the Company, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designations or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or would cause such Lender not to be subject to such suspension, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not, in the reasonable judgment of such Lender, cause imposition on such Lender of any material legal or regulatory burdens or otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND ARTICLE II
     SECTION 3.01. Conditions Precedent to Effective Date. This Agreement (and the amendment and restatement of the Existing Credit Agreement to be effected hereby), and the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder, shall become effective on the date on which the following conditions precedent have been satisfied:
          (a) As of the Effective Date, there shall have occurred no Material Adverse Change since December 30, 2006 that has not been publicly disclosed.
          (b) As of the Effective Date, there shall exist no action, suit, investigation, litigation or proceeding affecting the Company, or any of its Subsidiaries (including the Guarantor) pending or, to the knowledge of the Company’s or the Guarantor’s executive officers, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) could reasonably be likely to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
          (c) As of the Effective Date, nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect.
          (d) As of the Effective Date, all governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect.
          (e) As of the Effective Date, the Company shall have paid all accrued fees and, to the extent invoiced, expenses of the Agent and the Lenders payable hereunder (including the accrued fees and expenses of counsel to the Agent, to the extent invoiced at least one Business Day prior to the Effective Date).
          (f) On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Company dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.01 are correct in all material aspects on and as of the Effective Date, and
     (ii) No event has occurred and is continuing that constitutes a Default.
          (g) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any notes requested by the Lenders):
     (i) To the extent any Lender shall have requested at least one Business day prior to the Effective Date that its Revolving Credit Advances be evidenced by a promissory note, a note payable to the order of such Lender.
     (ii) Certified copies of the resolutions of the Board of Directors of the Company and of the Guarantor approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
     (iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.
     (iv) A certificate of the Secretary or an Assistant Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign this Agreement and the other documents to be delivered hereunder.

     (v) An opinion of Cravath, Swaine & Moore LLP, special New York counsel to the Company and the Guarantor, substantially in the form of Exhibit C-1 hereto and an opinion of the Assistant General Counsel of each of the Company and the Guarantor, substantially in the form of Exhibit C-2, and as to such other matters as the Agent may reasonably request.
     (vi) A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel for the Agent, substantially in the form of Exhibit C-3 hereto.
     (vii) Evidence that the commitments under the 5-Year Credit Agreement with the Borrower dated as of April 28, 2004, as amended, supplemented and modified (the “Existing 2004 Credit Agreement”) shall have been terminated and the principal and interest of the outstanding loans, and all fees and other amounts owing thereunder, shall have been paid in full.
     (viii) Evidence that all principal, interest and other amounts owing by the Borrowers under the Existing Credit Agreement to any lender thereunder that is not a Lender hereunder shall have been (or shall simultaneously be) paid in full and all commitments to extend credit thereunder of any such lender shall have been terminated, in each case in a manner satisfactory to the Agent.
     SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing and Letter of Credit Issuance. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing and of an Issuing Lender to issue any Letter of Credit shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing or issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by any Borrower of the proceeds of such Revolving Credit Borrowing or of the benefit of issuance of such Letter of Credit shall constitute a representation and warranty by the Company and such Borrower that on the date of such Borrowing or issuance such statements are true):
     (i) The representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects on and as of the date of such Revolving Credit Borrowing or issuance, before and after giving effect to such Revolving Credit Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, and
     (ii) No event has occurred and is continuing, or would result from such Revolving Credit Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default;
and (b) in the case of the first Borrowing by or issuance of a Letter of Credit for account of a Borrowing Subsidiary, the Agent shall have received such corporate documents, resolutions and legal opinions relating to such Borrowing Subsidiary as the Agent may reasonably require.
     SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, and (ii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by any Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Company and such Borrower that on the date of such Competitive Bid Borrowing such statements are true):
          (a) The representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
          (b) No event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
     SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, as notified by the Company to the Lenders, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES
     SECTION 4.01. Representations and Warranties of the Loan Parties. Each of the Company and the Guarantor (each, a “Loan Party”) represents and warrants as follows:
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) The execution, delivery and performance by each Loan Party of this Agreement and the consummation of the transactions contemplated hereby are within such Loan Party’s powers, have been duly authorized by all necessary corporate or other action on its part, and do not contravene (i) its charter, by-laws or other organizational documents or (ii) any law or contractual restriction binding on or materially affecting such Loan Party.
          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by either Loan Party of this Agreement.
          (d) This Agreement has been duly executed and delivered by each Loan Party. This Agreement is the legal, valid and binding obligation of each Loan Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
          (e) The Consolidated balance sheet of the Company and its Subsidiaries as at December 30, 2006, and the related Consolidated statements of operations and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche, independent public accountants, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 30, 2006, there has been no Material Adverse Change that has not been publicly disclosed.

          (f) There is no action, suit, investigation, litigation or proceeding pending against or, to the knowledge of either Loan Party, threatened against or affecting such Loan Party before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) would reasonably be likely to affect the legality, validity or enforceability of this Agreement or any promissory note issued under this Agreement, if any, or the consummation of the transactions contemplated hereby.
          (g) It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance, and no Letter of Credit, will be used for the purpose (whether immediate, incidental or ultimate) of buying or carrying any Margin Stock or to extend credit to others for the purpose (whether immediate, individual or ultimate) of buying or carrying any Margin Stock, in either case in a manner that would cause the Advances or the L/C Payments or any Lender to be in violation of Regulation U.
          (h) Following application of the proceeds of each Advance and the making of each L/C Payment, not more than 25 percent of the value of the assets (either of any Borrower only or of the Company and its Subsidiaries or the Guarantor and its Subsidiaries, in each case on a Consolidated basis) subject to the provisions of Section 5.02(a) or (b)(ii) or subject to any restriction contained in any agreement or instrument between it and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be Margin Stock.
          (i) Neither Loan Party is an “investment company”, a company “controlled by”, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the making of any L/C Payment nor the application of the proceeds or repayment thereof by any Borrower will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
ARTICLE V
COVENANTS
     SECTION 5.01. Affirmative Covenants. So long as any Advance or L/C Reimbursement Obligation shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each Loan Party will:
          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where failure to so comply would not, and would not be reasonably likely to, have a Material Adverse Effect.
          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither Loan Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and such Lien would be reasonably likely to have a Material Adverse Effect.
          (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that (i) each Loan Party and its Material Subsidiaries may consummate any merger or consolidation that it is not prohibited from consummating under Section

5.02(b), (ii) neither Loan Party nor any of its Material Subsidiaries shall be required to preserve or maintain any right or franchise if the preservation or maintenance thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and the loss thereof is not disadvantageous in any material respect to the Loan Parties and the Material Subsidiaries, taken as a whole, or the Lenders and (iii) neither Loan Party nor any of its Material Subsidiaries shall be required to preserve or maintain the corporate existence of any Material Subsidiary if the preservation or maintenance thereof is no longer desirable in the context of the business of the Loan Parties and the Material Subsidiaries, taken as a whole, and the loss thereof is not disadvantageous in any material respect to the Loan Parties and the Material Subsidiaries, taken as a whole, or the Lenders.
          (d) Reporting Requirements. Furnish to the Lenders:
     (i) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of operations and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with GAAP, it being agreed that delivery of the Company’s Quarterly Report on Form 10-Q will satisfy this requirement;
     (ii) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of operations and cash flows of the Company and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion by Deloitte & Touche or other independent public accountants of nationally recognized standing, it being agreed that delivery of the Company’s Annual Report on Form 10-K will satisfy this requirement;
     (iii) as soon as possible and in any event within five days after obtaining knowledge of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto; and
     (iv) promptly after the sending or filing thereof, copies of all annual reports and proxy solicitations that the Company sends to any of its securityholders, and copies of all reports on Form 8-K that the Company or any Subsidiary files with the Securities and Exchange Commission.
     SECTION 5.02. Negative Covenants. So long as any Advance or L/C Reimbursement Obligation shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, neither Loan Party will:
          (a) Secured Debt. Create or suffer to exist, or permit any of its Restricted Subsidiaries or the Guarantor to create or suffer to exist, any Debt secured by a Lien on any Principal Property or on any shares of stock of or Debt of any Restricted Subsidiary or the Guarantor unless such Loan Party or such Restricted Subsidiary secures or causes such Restricted Subsidiary or the Guarantor to secure the Advances and all other amounts payable under this Agreement equally and ratably with such secured Debt, so long as such secured Debt shall be so secured, unless after giving effect thereto the aggregate amount of all such Debt so secured does not exceed 15% of Consolidated Net Tangible Assets; provided that the foregoing restriction does not apply to Debt secured by:
     (i) Liens existing prior to the Original Closing Date;

     (ii) Liens on property of, or on shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary and not created with a view to circumventing the restrictions of this Section 5.02(a);
     (iii) Liens in favor of a Loan Party or any Restricted Subsidiary;
     (iv) Liens in favor of any governmental bodies to secure progress or advance payments;
     (v) Liens on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or liens securing Debt incurred to finance all or any part of the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the Debt secured thereby are incurred within 365 days of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof; and
     (vi) any extension, renewal or refunding of Debt referred to in the foregoing clauses (i) to (v), inclusive.
          (b) Mergers, Etc. (i) Merge or consolidate with or into any corporation or (ii) sell, lease, transfer or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, unless the Company or the Guarantor would be the acquiring or surviving party in such transaction and no Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
          (c) Subsidiary Debt. Permit any Restricted Subsidiary to create, incur, assume or permit to exist any Debt, except:
     (i) Debt of the Borrowing Subsidiaries, if any, created hereunder;
     (ii) Debt existing on the Original Closing Date;
     (iii) Debt of any Subsidiary to any Loan Party or any other Subsidiary;
     (iv) Debt of any Person that becomes a Subsidiary after the Original Closing Date; provided that such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
     (v) any refinancing, refunding or replacement of any Debt permitted under clause (ii) through (iv) above; and
     (vi) other Debt in an aggregate principal amount that, at the time of and after giving effect to the incurrence thereof, does not result in the aggregate outstanding principal amount of all Debt created, incurred, assumed or permitted to exist in reliance on this clause (vi) exceeding 15% of Consolidated Net Tangible Assets, computed as of the last day of the then most recently concluded Fiscal Quarter.
          (d) Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to, or otherwise transfer assets to the Company; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) restric-

tions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (iv) customary provisions in leases and other contracts restricting the assignment thereof, (v) any agreement in effect on the Original Closing Date, as any such agreement is in effect on such date, (vi) any agreement binding upon such Subsidiary prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date, (vii) customary net worth and other financial maintenance covenants in an agreement relating to Debt or other obligations incurred in compliance with this Agreement, and (viii) any agreement refinancing, renewing or replacing any agreement or Debt referred to in (i) through (vii) above, provided that the relevant provisions are no more restrictive than those in the agreement or Debt being refinanced, renewed or replaced.
          (e) Ownership. In the case of the Company, cease to own, legally and beneficially, 75% or more of the membership interests in the Guarantor.
     SECTION 5.03. Financial Covenants. So long as any Advance or L/C Reimbursement Obligation shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will not:
          (a) Debt to Capitalization Ratio. Permit the Debt to Capitalization Ratio as at the last day of any Fiscal Quarter that is not an Alternate Covenant Date to exceed 0.75 to 1.0.
          (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter that is an Alternate Covenant Date to exceed 5.0 to 1.0.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) Any Borrower shall fail to pay any principal of any Advance or to reimburse in full any L/C Payment in each case within five days after the same becomes due and payable; or any Borrower shall fail to pay any interest, fees or any other amount under this Agreement within five Business Days after the same becomes due and payable; or
          (b) Any representation or warranty made by any Loan Party herein or by any Borrower (or any of its officers) in connection with this Agreement (including without limitation by any Borrowing Subsidiary pursuant to any Designation Letter) shall prove to have been incorrect in any material respect when made; or
          (c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d)(iii), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to either Loan Party by the Agent or any Lender; or
          (d) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $75,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of such Debt or any trustee or agent on its or their behalf to cause any such Debt to become due prior to its scheduled maturity; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
          (e) Any Loan Party or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Loan Party or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Loan Party of any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
          (f) Any judgment or order for the payment of money in excess of $75,000,000 shall be rendered against any Loan Party or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
          (g) Any event, action or condition with respect to an employee benefit plan of the Company subject to Title IV of ERISA results in any penalty or action pursuant to ERISA that has a material adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole; or
          (h) The Master Bottling Agreement ceases to be valid and binding and in full force and effect; or Pepsi denies that it has any liability or obligation under the Master Bottling Agreement and Pepsi ceases performance thereunder; or
     (i) A Change of Control shall occur;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances and of the Issuing Lenders to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and (iii) demand cash cover for the full amount of the Aggregate L/C Exposure; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any Borrowing Subsidiary under the Federal Bankruptcy

Code, (A) the obligation of each Lender to make Advances and of each Issuing Lender to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, and the Company shall automatically become obligated to provide such cash cover, all without presentment, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party.
ARTICLE VII
THE AGENT
     SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the promissory notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of promissory notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.
     SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any promissory note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such promissory note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for a Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower; or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability to the Lenders under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable, telex or email) believed by it to be genuine and signed or sent by the proper party or parties.
     SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it, and any Letters of Credit issued by it as Issuing Lender and the promissory notes issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and/or Issuing Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Borrower and any Person who may do business with or own securities of any Borrower, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders or Issuing Lenders.
     SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Company) and all Related Parties ratably according to their respective Applicable Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company.
     SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent that, unless an Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Company. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall, unless an Event of Default shall have occurred and then be continuing, be reasonably acceptable to the Company, and shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets of at least $1,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     SECTION 7.07. Arrangers, Etc. None of the Persons identified on the cover page hereof as joint lead arrangers and book managers, syndication agents or documentation agents shall, in their roles as such, have any responsibilities or liabilities under this Agreement.
ARTICLE VIII
MISCELLANEOUS
     SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by each Lender affected thereby, do any of the following: (i) except pursuant to Section 2.07(b), 2.07(c), 2.17 or 2.19, increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (ii) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, and (b) unless in writing and signed by all of the Lenders, do any of the following: (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) release the guarantee as set forth in Section 9.01 or 10.01, or (iii) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement, and no amendment, waiver or consent shall modify the rights or obligations of any Issuing Lender without the written consent of such Issuing Lender.
     SECTION 8.02. Notices, Etc. (a) Subject to clauses (b) through (e) below, all notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied, emailed or delivered by hand:
          (i) if to the Company, any Borrower or the Guarantor, to the Company at its address at:
The Pepsi Bottling Group, Inc.
One Pepsi Way
Somers, New York 10589
Attention: General Counsel
Telecopier No. (914) 767-1161
with a copy to Secretary
Telecopier No. (914) 767-1161
          (ii) if to the Agent:
Citibank, N.A.
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attention: Annisa Partee
Telephone No.: 302-894-6179
Telecopier No.: 212-994-1410
          (iii) if to any Lender, at the office of such Lender specified in its Administrative Questionnaire;
or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent. All such notices and communications shall be deemed to have been duly given or made (i) in the case of hand deliveries, when delivered by hand, (ii) in the case of mailed notices, three Business Days after being deposited in the mail, postage prepaid, and (iii) in the case of telecopier or email notice, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next Business Day), except that notices and communications to the Agent pursuant to Article II or VII shall not be effective until received by the Agent.
          (b) The Company (on behalf of itself and the Borrowing Subsidiaries) hereby agrees that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement, (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Effective Date and/or any Revolving Credit Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by (x) transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com, (y) filing such Communications with the Securities and Exchange Commission via the EDGAR filing system or (z) making such Communications available to the Agent on the Company’s website, in addition to any other method of delivery permitted by this Agreement.
          (c) The Company further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF SUCH BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) The Agent agrees that (i) the receipt of the Communications by the Agent at its e-mail address set forth above, (ii) the filing of the Communications with the Securities and Exchange Commission via the EDGAR filing system and (iii) the making available of such Communications to the Agent on the Company’s website, shall each constitute effective delivery of the Communications to the Agent for purposes of this Agreement (and in the case of sub-paragraphs (ii) and (iii) hereof, after the Company has provided the Agent with an electronic link to such Communications or notified the Agent of such posting). Each Lender and Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender and Issuing Lender agrees (i) to provide to the Agent in writing (including by electronic communication), promptly after the date of this Agreement, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
          (e) Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.
     SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 8.04. Costs and Expenses.

          (a) The Company agrees to pay on demand all costs and expenses of the Agent as set forth in the fee letter between the Company and the Agent. The Company further agrees to pay on demand all reasonable costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
          (b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any promissory note issued hereunder, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by any Borrower, the Guarantor, their directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense resulted primarily from the gross negligence or willful misconduct of such Indemnified Party or any of its Affiliates (or any of their respective officers, directors, employees, agents or advisers). In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
          (c) To the extent that the Company fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section 8.04, each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.
          (d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.10(d) or (e), 2.12 or 2.14, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Company shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (e) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Company contained in Sections 2.13, 2.16 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.
     SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party or any Borrower against any and all of the obligations of such Loan Party or such Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
     SECTION 8.06. Binding Effect. This Agreement shall become effective when the conditions precedent set forth in Section 3.01 are satisfied and this Agreement shall have been executed by the Loan Parties and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Borrowing Subsidiary (if any), the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
     SECTION 8.07. Assignments and Participations.
          (a) Each Lender may, upon ten days’ notice to the Agent and with the consent of the Company (which shall not be unreasonably withheld) and, if demanded by the Company (following a demand by such Lender pursuant to Section 2.13 or Section 2.16 or a suspension of such Lender’s obligation to make or continue Advances as, or convert Advances into, Eurodollar Rate Advances pursuant to Section 2.14) upon at least ten days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Revolving Credit Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances or Competitive Bid Advances owing to it), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (x) $25,000,000 (and, if greater, shall be in an integral multiple of $1,000,000 in excess thereof) and (y) the smallest initial Commitment of any Initial Lender, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 8.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Company or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Revolving Credit Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts (other than Competitive Bid Advances) payable to such Lender under this Agreement, (vi) the parties to each such assignment (other than any Borrower) shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined in clause (d) below), an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (vii) the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
          Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.
          (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders, the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Loan Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Company, the option to provide to the Company all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).

In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.07(e), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Company and the Agent) providing liquidity and/or credit support to or for the account of any SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
          (f) Each Lender may, upon notice to the Agent and the Company, sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any promissory note issued or assigned to it hereunder, (iv) the Borrowers, the Guarantor, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to any Loan Party or any Borrower furnished to such Lender by or on behalf of any Loan Party or any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Loan Parties or the Borrowers received by it from such Lender.
          (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement or any promissory note issued to such Lender hereunder (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.
     SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

     SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 8.11. Jurisdiction, Etc.
          (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     SECTION 8.12. WAIVER OF JURY TRIAL. EACH BORROWER, THE AGENT, EACH ISSUING LENDER AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE AGENT, ANY ISSUING LENDER OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
     SECTION 8.13. USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
     SECTION 8.14. Waiver of Notice of Termination under Existing 2004 Credit Agreement. Each Lender that is a “Lender” under the Existing 2004 Credit Agreement hereby waives the requirement contained in Section 2.05(a) thereof that the Company provide at least three business days prior notice of the termination of the commitments thereunder, it being understood that this waiver is a waiver of the time period only and does not waive the requirement of the Company to deliver such notice. The foregoing waiver shall be limited as written and nothing herein shall be deemed to constitute a waiver of any other term, provision or condition of the Existing 2004 Credit Agreement in any instance other than as set forth herein or prejudice any right or remedy that the “Agent” or any “Lender” thereunder may have or may in the future have thereunder.

ARTICLE IX
COMPANY GUARANTEE
     SECTION 9.01. Company Guarantee. Subject to the provisions of this Article IX, the Company unconditionally and irrevocably guarantees to each Lender and the Agent and their respective successors and assigns, that: (i) the principal of, premium, if any, and interest on the Advances to and all L/C Reimbursement Obligations of each Borrowing Subsidiary and, following the Substitution Date, the Guarantor (each a “Guaranteed Party”) and any promissory notes issued by any Guaranteed Party hereunder will be duly and punctually paid in full when due, whether at maturity, by acceleration, by redemption or otherwise, and interest on overdue principal, and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Advances and all L/C Reimbursement Obligations and all other obligations of the Guaranteed Parties to the Lenders or the Agent hereunder (including fees and expenses) will be promptly paid in full, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any of the Advances to any Guaranteed Party or any of such other obligations including, without limitation, as a result of any amendment and restatement of the Existing Credit Agreement or any other Loan Document, the same will be promptly paid in full when due or performed in accordance with the terms of the extension, renewal or amendment and restatement, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Guaranteed Parties to the Lenders or the Agent, for whatever reason, the Company will be obligated to pay, or to perform or to cause the performance of, the same immediately. An Event of Default under this Agreement shall constitute an event of default under this Guarantee, and shall entitle the Lenders to accelerate the obligations of the Company under this Guarantee in the same manner and to the same extent as the obligations of the Guaranteed Parties.
          The Company hereby agrees that its obligations under this Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any Designation Letter or the Substitution Letter, the absence of any action to enforce the same, any waiver or consent by any Lender or the Agent of this Agreement any Designation Letter or the Substitution Letter, with respect to any thereof, the entry of any judgment against any Guaranteed Party, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Company. The Company hereby waives and relinquishes: (a) any right to require the Agent, the Lenders or any Guaranteed Party (each, a “Benefitted Party”) to proceed against any Guaranteed Party or any other Person or to proceed against or exhaust any security held by a Benefitted Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Company; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefitted Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind (except as expressly required by this Agreement), including but not limited to notice of the existence, creation or incurring of any new or additional Debt or obligation or of any action or non-action on the part of the Company, any Benefitted Party, any creditor of the Company or any Guaranteed Party or on the part of any other Person whomsoever in connection with any obligations the performance of which are guaranteed under this Guarantee; (d) any defense based upon an election of remedies by a Benefitted Party, including but not limited to an election to proceed against the Company or any other Guaranteed Party for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefitted Party’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code. The Company hereby covenants that this Guarantee will not be discharged except by payment in full of all principal, premium, if any, and interest on the Advances made to each Guaranteed Party and all other costs provided for under this Agreement in respect thereof. This is a Guarantee of payment and not of collectability.

          If any Lender or the Agent is required by any court or otherwise to return to either the Company or any Guaranteed Party, or any trustee or similar official acting in relation to either the Company or any Guaranteed Party, any amount paid by the Company or any Guaranteed Party to the Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Company agrees that it will not be entitled to any right of subrogation in relation to the Lenders or the Agent in respect of any obligations guaranteed under this Guarantee until payment in full of all obligations guaranteed hereby. The Company agrees that, as between it, on the one hand, and the Lenders and the Agent, on the other hand, (x) the maturity of the obligations guaranteed under this Guarantee may be accelerated as provided in Article VI hereof for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by such Company for the purpose of this Guarantee.
ARTICLE X
SUBSIDIARY GUARANTEE
     SECTION 10.01. Subsidiary Guarantee. Subject to the provisions of this Article X, the Guarantor unconditionally and irrevocably guarantees to each Lender and the Agent and their respective successors and assigns, that: (i) the principal of, premium, if any, and interest on the Advances and all L/C Reimbursement Obligations and any promissory note issued hereunder will be duly and punctually paid in full when due, whether at maturity, by acceleration, by redemption or otherwise, and interest on overdue principal, and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Advances, and all L/C Reimbursement Obligations and any promissory note issued hereunder and all other obligations of the Company to the Lenders or the Agent hereunder (including fees and expenses) will be promptly paid in full, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any of the Advances or any of such other obligations including, without limitation, as a result of any amendment and restatement of the Existing Credit Agreement or any other Loan Document, the same will be promptly paid in full when due or performed in accordance with the terms of the extension, renewal or amendment and restatement, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Company to the Lenders or the Agent, for whatever reason, the Guarantor will be obligated to pay, or to perform or to cause the performance of, the same immediately. An Event of Default under this Agreement shall constitute an event of default under this Guarantee, and shall entitle the Lenders to accelerate the obligations of the Guarantor under this Guarantee in the same manner and to the same extent as the obligations of the Company.
          The Guarantor hereby agrees that its obligations under this Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender or the Agent of this Agreement with respect to any thereof, the entry of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives and relinquishes: (a) any right to require the Agent, the Lenders or the Company (each, a “Benefitted Person”) to proceed against the Company or any other Person or to proceed against or exhaust any security held by a Benefitted Person at any time or to pursue any other remedy in any secured party’s power before proceeding against the Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefitted Person to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind (except as expressly required by this Agreement), including but not limited to notice of the existence, creation or incurring of any new or additional Debt or obligation or of any action or non-action on the part of the Guarantor, the Company, any Benefitted Person, any creditor of the Guarantor, the Company or on the part of any other Person whomsoever in connection with any obligations the performance of which are guaranteed under this Guarantee; (d) any defense based upon an election of remedies by a Benefitted Person, including but not limited to an election to proceed against the Guarantor for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefitted Person’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code. The Guarantor hereby covenants that this Guarantee will not be discharged except by payment in full of all principal, premium, if any, and interest on the Advances and all other costs provided for under this Agreement. This is a Guarantee of payment and not of collectability.
          If any Lender or the Agent is required by any court or otherwise to return to either the Company or the Guarantor, or any trustee or similar official acting in relation to either the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Lenders or the Agent in respect of any obligations guaranteed under this Guarantee until payment in full of all obligations guaranteed hereby. The Guarantor agrees that, as between it, on the one hand, and the Lenders and the Agent, on the other hand, (x) the maturity of the obligations guaranteed under this Guarantee may be accelerated as provided in Article VI hereof for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of this Guarantee.
     SECTION 10.02. Limitation of Guarantor’s Liability. The Guarantor, and by its acceptance hereof, each Lender, hereby confirms that it is the intention of the parties hereto that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or State law. To effectuate the foregoing intention, the Lenders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Article X shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance under federal or state law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE PEPSI BOTTLING GROUP, INC., as Borrower
By:	/s/ Kenneth E. Smith
	Name:	Kenneth E. Smith
	Title:	Vice President and Treasurer

BOTTLING GROUP, LLC, as Guarantor
By:	/s/ David Yawman
	Name:	David Yawman
	Title:	Managing Director-Delegatee

CITIBANK, N.A., as Agent
By:	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

INITIAL LENDERS CITIBANK, N.A.
By:	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

HSBC BANK USA, N.A.
By:	/s/ Thomas Foley
	Name:	Thomas Foley
	Title:	Senior Vice President

BANK OF AMERICA, N.A.
By:	/s/ David L. Catherall
	Name:	David L. Catherall
	Title:	Senior Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Karl Studer
	Name:	Karl Studer
	Title:	Director

By:	/s/ Petra Jaek
	Name:	Petra Jaek
	Title:	Assistant Vice President

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Frederick W. Laird
	Name:	Frederick W. Laird
	Title:	Managing Director

By:	/s/ Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ Barbara R. Marks
	Name:	Barbara R. Marks
	Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.
By:	/s/ Ahuva Schwager
	Name:	Ahuva Schwager
	Title:	Authorized Signatory

MORGAN STANLEY BANK
By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory

BANCO BILBAO VIZCAYA ARGENTINA
By:	/s/ Anne-Maureen Sarfati
	Name:	Anne-Maureen Sarfati
	Title:	Vice President Global Corporate Banking

By:	/s/ John Martini
	Name:	John Martini
	Title:	Vice President Corporate Banking

THE NORTHERN TRUST COMPANY
By:	/s/ Peter Hallan
	Name:	Peter Hallan
	Title:	Vice President

ROYAL BANK OF CANADA
By:	/s/ Meredith Majesty
	Name:	Meredith Majesty
	Title:	Authorized Signatory

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Juan G. Sierra
	Name:	Juan G. Sierra
	Title:	Vice President

WELLS FARGO BANK, N.A.
By:	/s/ Jordan Fragiacomo
	Name:	Jordan Fragiacomo
	Title:	Vice President

COMERICA BANK
By:	/s John M. Costa
	Name:	John M. Costa
	Title:	First Vice President

SCHEDULE 1
COMMITMENTS

LENDER	COMMITMENT
CITIBANK, N.A.	$125,000,000
HSBC BANK USA, N.A.	$125,000,000
BANK OF AMERICA, N.A.	$125,000,000
CREDIT SUISSE, CAYMAN ISLANDS BRANCH	$125,000,000
DEUTSCHE BANK AG NEW YORK BRANCH	$125,000,000
JPMORGAN CHASE BANK, N.A.	$125,000,000
LEHMAN COMMERCIAL PAPER INC.	$125,000,000
MORGAN STANLEY BANK	$125,000,000
BANCO BILBAO VIZCAYA ARGENTINA	$50,000,000
THE NORTHERN TRUST COMPANY	$50,000,000
ROYAL BANK OF CANADA	$30,000,000
STATE STREET BANK AND TRUST COMPANY	$25,000,000
WELLS FARGO BANK, N.A.	$25,000,000
COMERICA BANK	$20,000,000
TOTAL COMMITMENTS	$1,200,000,000
Schedule 1

SCHEDULE 2
PRICING SCHEDULE

Applicable
	Applicable Facility		Utilization Fee
Rating Level Period	Fee Rate	Applicable Margin	Rate[1]
1	4.0 bps	11.0 bps	5.0 bps
2	4.5 bps	13.0 bps	5.0 bps
3	5.0 bps	15.0 bps	5.0 bps
4	6.0 bps	19.0 bps	5.0 bps
5	8.0 bps	32.0 bps	5.0 bps

[1]	Applicable if utilization exceeds 50% of Commitment amount.
Schedule 2

EXHIBIT A-1
[FORM OF NOTICE OF REVOLVING CREDIT BORROWING]
Citibank, N.A., as Agent for the Lenders parties
  to the Credit Agreement referred to below
2 Penn’s Way, Suite 200
New Castle, Delaware 19720
                     __, 20__
Ladies and Gentlemen:
          The undersigned, The Pepsi Bottling Group, Inc. (the “Company”), refers to the First Amended and Restated Credit Agreement, dated as of October 19, 2007 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Bottling Group, LLC (the “Guarantor”), certain Lenders parties thereto and Citibank, N.A., as administrative agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i) The Business Day of the Proposed Revolving Credit Borrowing is                     , ___.
(ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
(iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $                    .
(iv) The identity of the Borrower is                     , a                      corporation.
[(v)] [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is ___month[s].]
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:
     (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects, on and as of the date of the Proposed Revolving Credit Borrowing, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
     (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, THE PEPSI BOTTLING GROUP, INC.
By:
Name:
Title:

Form of Notice of Revolving Credit Borrowing

EXHIBIT A-2
[FORM OF NOTICE OF COMPETITIVE BID BORROWING]
Citibank, N.A., as Agent for the Lenders parties
  to the Credit Agreement referred to below
2 Penn’s Way, Suite 200
New Castle, Delaware 19720
                     __, 20__
Ladies and Gentlemen:
          The undersigned, The Pepsi Bottling Group, Inc. (the “Company”), refers to the First Amended and Restated Credit Agreement, dated as of October 19, 2007 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Bottling Group, LLC (the “Guarantor”), certain Lenders parties thereto and Citibank, N.A, as administrative agent for said Lenders, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the “Proposed Competitive Bid Borrowing”) is requested to be made:

(A)	Date of Proposed Competitive Bid Borrowing
(B)	Aggregate Amount of Proposed Competitive Bid Borrowing

(C)	Maturity Date

(D)	Interest Rate Basis

(E)	Interest Payment Date(s)

(F)	Identity of Borrower

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:
     (a) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects, on and as of the date of the Proposed Competitive Bid Borrowing, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
     (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
          The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(b) of the Credit Agreement.

Very truly yours, THE PEPSI BOTTLING GROUP, INC.
By:
Name:
Title:

Form of Notice of Issuance

EXHIBIT A-3
[FORM OF EXTENSION AGREEMENT]
The Pepsi Bottling Group, Inc.
One Pepsi Way
Somers, New York 10589
Attention: Treasurer
Citibank, N.A, as Agent
  under the Credit Agreement referred to below
2 Penn’s Way, Suite 200
New Castle, Delaware 19720
                     __, 20__
Ladies and Gentlemen:
          Each undersigned Lender hereby agrees to extend, effective on [insert effective date, which shall be no more than 29 days prior to the existing Termination Date] (the “Extension Date”), the Termination Date under the First Amended and Restated Credit Agreement dated as of October 19, 2007 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Pepsi Bottling Group, Inc., Bottling Group, LLC, the Lenders and agents party thereto and Citibank, N.A, as administrative agent for the Lenders, to [one year from the effective date of this Extension Agreement]. Terms defined in the Credit Agreement are used herein as therein defined.
          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
[Remainder of this page intentionally left blank]
Form of Extension Agreement

EXHIBIT B
[FORM OF ASSIGNMENT AND ACCEPTANCE]
          Reference is made to the First Amended and Restated Credit Agreement dated as of October 19, 2007 (as amended or modified from time to time, the “Credit Agreement”), among THE PEPSI BOTTLING GROUP, INC., a Delaware corporation (the “Company”), Bottling Group, LLC (the “Guarantor”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A, as administrative agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
          The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:
          (1) The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances). After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
          (2) The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations or the obligations of any Borrower under the Credit Agreement or any other instrument or document furnished pursuant thereto.
          (3) The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.16 of the Credit Agreement.
          (4) Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.
          (5) Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the
Form of Assignment and Acceptance

extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          (6) Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.
          (7) This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
          (8) This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.
Form of Assignment and Acceptance

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:		—%

Assignee’s Commitment:	$

Aggregate outstanding principal amount of Revolving Credit Advances assigned:	$

Effective Date[2]:		,

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: __, 20__

[NAME OF ASSIGNEE], as Assignee

By

Title:

Dated: __, 20__

[2]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.
Schedule 1 to Assignment and Acceptance

Accepted and Approved this ____ day of __, 20__

CITIBANK, N.A, as Agent

By:
Name:
Title:

Approved this ____ day of __, 20__

THE PEPSI BOTTLING GROUP, INC.

By:
Name:
Title:

[ISSUING LENDER]

By:
Name:
Title:
Schedule 1 to Assignment and Acceptance

EXHIBIT C-1
[FORM OF OPINION OF SPECIAL NEW YORK COUNSEL OF THE COMPANY AND THE GUARANTOR]
                     __, 2007
The Pepsi Bottling Group, Inc.
Bottling Group, LLC
Credit Agreement
(212) 474-1682
To each of the Lenders and the Agent party to the Credit Agreement referred to below
     Dear Ladies and Gentlemen:
We have acted as special New York counsel to The Pepsi Bottling Group, Inc., a Delaware corporation (the “Borrower”), and Bottling Group, LLC, a Delaware limited liability company (the “Guarantor” and, together with the Borrower, the “Companies”), in connection with the First Amended and Restated Credit Agreement dated as of October 19, 2007 (the “Credit Agreement”), among the Borrower, the Guarantor, the lending institutions party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders (the “Agent”). This opinion is being delivered to you pursuant to paragraph (g)(v) of Section 3.01 of the Credit Agreement. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including:
i.	the Credit Agreement,

ii.	the certificate of incorporation of the Borrower, as amended,

iii.	the by-laws of the Borrower, as amended,

iv.	the limited liability company agreement of the Guarantor, as amended, and

v.	the certificate of formation of the Guarantor, as amended.
We have also relied, with respect to certain factual matters, on the representations and warranties of the Companies contained in the Credit Agreement and have assumed compliance by the Companies with the terms of the Credit Agreement.
In rendering our opinion, we have assumed (a) the due authorization, execution and delivery of the Credit Agreement by all parties thereto (including the Companies), (b) the genuineness of all signatures, (c) that, except as addressed in our opinions set forth in paragraphs 1 and 2 below, each of the Companies has all necessary power, authority and legal right to execute and deliver the Credit Agreement and to perform its obligations thereunder, (d) the authenticity of all documents submitted to us as originals, (e) the conformity to original documents of all documents submitted to us as copies and (f) that the execution and delivery by each of the Companies of the Credit Agreement and the performance by each of the Companies of its obligations thereunder (i) do not violate any law, rule or regulation, other than those addressed in our opinion set forth in paragraph 3 below, (ii) do not require any authorization, approval or
Form of Opinion of Special New York Counsel of the Company and the Guarantor

other action by, or notice to or filing with, any governmental authority, other than those addressed in our opinion set forth in paragraph 5 below, and (iii) do not result in a breach of or constitute a default under any indenture, agreement or other instrument binding upon either Company or its assets.
Based on the foregoing, and subject to the qualifications hereinafter set forth, we are of opinion as follows:
          1. Based solely on a certificate from the Secretary of State of the State of Delaware, the Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware. The Borrower has all necessary corporate power to execute and deliver the Credit Agreement and to perform its obligations thereunder.
          2. Based solely on a certificate from the Secretary of State of the State of Delaware, the Guarantor is a limited liability company validly existing and in good standing under the laws of the State of Delaware. The Guarantor has all necessary limited liability company power to execute and deliver the Credit Agreement and to perform its obligations thereunder.
          3. The execution and delivery by each Company of the Credit Agreement and the performance by such Company of its obligations thereunder do not violate (i) the certificate of incorporation or the by-laws of the Company or the limited liability company agreement or certificate of formation of the Guarantor, or (ii) any law, rule or regulation of the United States of America or the State of New York or the General Corporation Law of the State of Delaware.
          4. The Credit Agreement constitutes a valid and binding obligation of each Company, enforceable against such Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditor’s rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law. The foregoing opinion is subject to the following qualifications: (i) insofar as provisions contained in the Credit Agreement provide for indemnification or limitations on liability, the enforceability thereof may be limited by public policy considerations, (ii) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction, (iii) we express no opinion as to the effect of the laws of any jurisdiction other than the State of New York where any Lender may be located or where enforcement of the Credit Agreement may be sought that limits the rates of interest legally chargeable or collectible and (iv) the second paragraph of each of Sections 9.01 and 10.01 of the Credit Agreement may not be enforceable to the extent that the obligations guaranteed under Articles IX and X, respectively, of the Credit Agreement are materially modified.
          5. No authorization, approval or other action by, and no notice to or filing with, any United States Federal or New York governmental authority is required to be made or obtained by either Company in connection with the execution, delivery and performance by such Company of the Credit Agreement, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency transactions as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect would not result, individually or in the aggregate, in a material adverse effect on the Borrower and its subsidiaries, taken as a whole, and (iii) such registrations, filings and approvals that may be required because of the legal or regulatory status of any Lender or because of any other facts specifically pertaining to any Lender.
We express no opinion herein as to any provision in the Credit Agreement that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related to the Credit Agreement (such as the provision found in Section 8.11(a) of the Credit Agreement), (b) contains a waiver of an inconvenient forum (such as the provision
Form of Opinion of Special New York Counsel of the Company and the Guarantor

found in Section 8.11(b) of the Credit Agreement), (c) relates to a right of setoff in respect of purchases of interests in loans (such as the provision found in Section 2.17 of the Credit Agreement) or with respect to parties that may not hold mutual debts (such as the provision found in Section 8.05 of the Credit Agreement), (d) provides for liquidated damages, (e) relates to the waiver of rights to jury trial (such as the provision found in Section 8.12 of the Credit Agreement) or (f) relates to any arrangement or similar fee payable to any arranger (including the Agent) of the commitments or loans under the Credit Agreement or any fee not set forth in the Credit Agreement.
We understand that you are satisfying yourselves as to the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Borrower and the Guarantor under the Credit Agreement and we express no opinion thereon.
We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.
This opinion is rendered only to the Agent and the Lenders under the Credit Agreement and is solely for their benefit in connection with the above transactions. We are opining as to the matters herein only as of the date hereof, and we undertake no obligation to update this opinion. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.
Very truly yours,
Form of Opinion of Special New York Counsel of the Company and the Guarantor

EXHIBIT C-2
[FORM OF OPINION OF ASSISTANT GENERAL COUNSEL OF THE COMPANY AND THE GUARANTOR]
                     __, 2007
To each of the Lenders
  and the Agent party to the
  Credit Agreement referred to below
The Pepsi Bottling Group, Inc.
Ladies and Gentlemen:
          This opinion is furnished to you pursuant to Section 3.01(g)(v) of the First Amended and Restated Credit Agreement, dated as of October 19, 2007 (the “Credit Agreement”), among The Pepsi Bottling Group, Inc. (the “Company”), Bottling Group, LLC, (the “Guarantor”), the Lenders parties thereto and Citibank, N.A, as Agent for said Lenders, providing for extensions of credit to be made by said Lenders to the Company. Terms defined in the Credit Agreement are used herein as therein defined.
          I am the Assistant General Counsel of the Company and have acted as counsel to the Company and the Guarantor in connection with the Credit Agreement. In connection with this opinion, I have examined:
          (1) The Credit Agreement.
          (2) The documents furnished by the Company and the Guarantor pursuant to subsections 3.01(g)(i)-(iv) of the Credit Agreement.
          (3) The Certificate of Incorporation of the Company and all amendments thereto (the “Charter”).
          (4) The by-laws of the Company and all amendments thereto (the “By-laws”).
          (5) A certificate of the Secretary of State of Delaware, dated                      ___, 2007, attesting to the continued corporate existence and good standing of the Company in that State.
          (6) The Amended and Restated Limited Liability Company Agreement of the Guarantor, dated as of March 30, 1999, and all amendments thereto (the “LLC Agreement”).
          (7) The Certificate of Formation of the Guarantor and all amendments thereto (the “Certificate of Formation”).
          (8) A certificate of the Secretary of State of Delaware dated                      ___, 2007, attesting to the continued existence and good standing of the Guarantor in that State.
          (9) Resolutions of the Board of Directors of the Company adopted on                      ___, 2007.
          (10) Resolutions of the Managing Directors of the Guarantor adopted on                      ___, 2007.
Form of Opinion of Assistant General Counsel of the Company and the Guarantor

          In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records of the Company and the Guarantor, certificates of public officials and of officers of the Company and the Guarantor, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.
          The opinions expressed below are limited to the law of the State of New York, the Delaware corporate law, the Federal law of the United States.
          Based upon the foregoing and upon such investigation as I have deemed necessary and subject to the qualifications set forth herein, I am of the following opinion:
          (1) The execution and delivery by each Company of the Credit Agreement and the performance by each Company of its obligations thereunder have been duly authorized by all requisite corporate or limited liability company (as the case may be) action on the part of such Company and the Credit Agreement has been duly executed and delivered by each Company.
          (2) The execution, delivery and performance by the Company and the Guarantor of the Credit Agreement do not contravene to the best of my knowledge any contractual or legal restriction contained in any material judgment, decree, mortgage, agreement, indenture or other instrument to which the Company or the Guarantor is a party.
          (3) To the best of my knowledge and except as disclosed in the Company’s consolidated financial statements, there are no pending or overtly threatened actions or proceedings against the Company or any of its Subsidiaries, before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or that are likely to have a materially adverse effect upon the financial condition or operations of the Company or any of its Subsidiaries.
The opinions set forth above are subject to the following qualifications:
          (1) I express no opinion as to the effect (if any) of the law of any jurisdiction (other than the State of New York) wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought that limits the rates of interest that such Lender may charge or collect.
          (2) I express no opinion as to the effect of Section 548 of the United States Bankruptcy Code or any similar provision of State law.
          I am opining as to the matters herein only as of the date hereof and there exists no obligation on my part to update this opinion. In all respects and for all purposes, this opinion is given solely for the benefit of the Agent and the Lenders and may not be relied upon by any other person or entity without my prior written consent.
Very truly yours,
Form of Opinion of Assitant General Counsel of the Company and the Guarantor

EXHIBIT C-3
[Form of Opinion of Special New York Counsel for the Agent]
                     __, 2007
To each of the Lenders and the Agent party to the Credit Agreement referred to below
Ladies and Gentlemen:
          We have acted as special New York counsel to Citibank, N.A, as administrative agent (in such capacity, the “Agent”) in connection with the First Amended and Restated Credit Agreement dated as of October 19, 2007 (the “Credit Agreement”), among The Pepsi Bottling Group, Inc. (the “Borrower”), Bottling Group, LLC (the “Guarantor” and, together with the Borrower, the “Credit Parties”), the banks and other financial institutions from time to time parties thereto (the “Lenders”) and the Agent amending and restating a certain 5-Year Credit Agreement dated as of March 22, 2006 (the “Existing Credit Agreement”).
          This opinion is furnished to you pursuant to Section 3.01(g)(vi) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.
          In arriving at the opinions expressed below, we have examined and relied on the Credit Agreement and we have made such investigations of law as we have deemed appropriate for purposes of this opinion.
          In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement.
          In rendering the opinions expressed below, we have assumed, with respect to the Credit Agreement, that:
          (i) the Credit Agreement has been duly authorized by, has been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Credit Parties) constitutes the legal, valid, binding and enforceable obligation of, all of the parties thereto;
          (ii) all signatories to the Credit Agreement have been duly authorized; and
          (iii) all of the parties to the Credit Agreement are duly organized and validly existing under the laws of their respective jurisdictions of incorporation and have the power and authority (corporate or other) to execute, deliver and perform the Credit Agreement.
          In addition, we have also assumed that (i) all Persons that are, immediately prior to the Effective Date, parties to the Existing Credit Agreement have executed and delivered the Credit
Form of Opinion of Special New York Counsel for the Agent

Agreement or shall have otherwise consented to the amendment and restatement provided for therein and (ii) all conditions (other than this opinion letter) required to be satisfied pursuant to Section 3.01 of the Credit Agreement have been so satisfied.
          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of each of the Credit Parties party thereto, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.
          The foregoing opinions are subject to the following comments and qualifications:
          (A) The enforceability of Section 8.04(b) of the Credit Agreement may be limited by (i) laws rendering unenforceable indemnification contrary to Federal or state securities laws and the public policy underlying such laws and (ii) laws limiting the enforceability of provisions releasing, exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.
          (B) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.
          (C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) the last sentence of Section 2.17 of the Credit Agreement, (iii) Section 8.05 of the Credit Agreement, (iv) Section 8.12(a) of the Credit Agreement, insofar as it relates to the subject matter jurisdiction of any court of the United States of America sitting in New York City to adjudicate any controversy related to the Credit Agreement, (v) Section 8.12(b) of the Credit Agreement insofar as it relates to inconvenient forum with respect to any Federal court and (vi) Section 10.02 of the Credit Agreement.
          (D) The second paragraph of each of Sections 9.01 and 10.01 of the Credit Agreement may not be enforceable to the extent that the obligations guaranteed under Articles IX and X, respectively, of the Credit Agreement are materially modified.
          (E) We express no opinion as to the applicability to the obligations of the Guarantor under Article X of the Credit Agreement (or the enforceability of such obligations under) Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations, or the provisions of the law of the jurisdiction of incorporation of the Guarantor restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.
          The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.
Form of Opinion of Special New York Counsel for the Agent

          This opinion letter is, pursuant to Section 3.01(g)(vi) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to the Agent and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.
Very truly yours,
Form of Opinion of Special New York Counsel for the Agent

EXHIBIT D
[FORM OF DESIGNATION LETTER]
                    , 20___
To Citibank, N.A
  as Agent
Ladies and Gentlemen:
          We make reference to the First Amended and Restated Credit Agreement (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 19, 2007 among The Pepsi Bottling Group, Inc. (the “Company”), Bottling Group, LLC (the “Guarantor”), Citibank, N.A, as administrative agent (the “Agent”), and the banks party thereto (the “Initial Lenders”). Terms defined in the Credit Agreement are used herein as defined therein.
          The Company hereby designates                      (the “Borrowing Subsidiary”), a Subsidiary of the Company and a corporation duly incorporated under the laws of                      as a Borrower in accordance with Section 2.19 of the Credit Agreement until such designation is terminated in accordance with said Section 2.19.
          The Borrowing Subsidiary hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, such Borrowing Subsidiary shall be a Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower. The Borrowing Subsidiary hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Agent and each Lender may conclusively rely on the foregoing authorization.
          The Borrowing Subsidiary represents and warrants that each of the representations and warranties set forth in Section 4.01(a) (as if the reference therein to Delaware were a reference to its jurisdiction of organization), (b), (c) and (d) of the Credit Agreement are true as if each reference therein to the Company were a reference to the Borrowing Subsidiary and as if each reference therein to the Loan Documents were a reference to this Designation Letter.
          The Borrowing Subsidiary hereby agrees that this Designation Letter and the Credit Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Borrowing Subsidiary hereby submits to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Designation Letter, the Credit Agreement or for recognition or enforcement of any judgment. The Borrowing Subsidiary irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrowing Subsidiary further agrees that service of process in any such action or proceeding brought in New York
Form of Designation Letter

may be made upon it by service upon the Borrower at its address specified in Section 8.02 of the Credit Agreement.
          Without limiting the foregoing, the Borrowing Subsidiary joins in the submission, agreements, waivers and consents in Section 8.12 and 8.13 of the Credit Agreement.

THE PEPSI BOTTLING GROUP, INC.
By:
Name:
Title:

[NAME OF BORROWING SUBSIDIARY]
By:
Name:
Title:

ACCEPTED:

CITIBANK, N.A,
as Agent

By:
Name:
Title:
Form of Designation Letter

EXHIBIT E
[FORM OF SUBSTITUTION LETTER]
                     ___, 20___
To Citibank, N.A
   as Agent
Ladies and Gentlemen:
          We make reference to the First Amended and Restated Credit Agreement (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 19, 2007 among The Pepsi Bottling Group, Inc. (the “Company”), Bottling Group, LLC (the “Guarantor”), Citibank, N.A, as administrative agent (the “Agent”), and the banks party thereto (the “Initial Lenders”). Terms defined in the Credit Agreement are used herein as defined therein.
          The Company hereby elects to terminate its rights as a Borrower under the Credit Agreement and designates the Guarantor as Borrower thereunder in place of the Guarantor in accordance with Section 2.19 of the Credit Agreement.
          The Guarantor hereby accepts the above substitution and hereby expressly and unconditionally accepts the obligations of the Company under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, as of the date hereof, the Guarantor shall become a Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as the Company.
          The Company and the Guarantor hereby represent and warrant to the Agent and each Lender that, before and after giving effect to this Substitution Letter, (i) the representations and warranties set forth in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are true and correct in all material respects on the date hereof and after giving effect to the substitution contemplated hereby as if made on and as of the date hereof and (ii) no Default has occurred and is continuing.
          The Company and the Guarantor hereby agree that this Substitution Letter shall be governed by, and construed in accordance with, the law of the State of New York. The Company and the Guarantor hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Substitution Letter or the transactions contemplated hereby.

THE PEPSI BOTTLING GROUP, INC.
By:
Name:
Title:

BOTTLING GROUP, LLC
By:
Name:
Title:

Form of Substitution Letter

EXHIBIT F
[FORM OF TERMINATION LETTER]
                     ___, 20___
To Citibank, N.A,
   as Agent
Ladies and Gentlemen:
          We make reference to the First Amended and Restated Credit Agreement (as amended, supplemented and otherwise modified and in effect from time to time, the “Credit Agreement”) dated as of October 19, 2007 by and among The Pepsi Bottling Group, Inc. (the “Company”), Bottling Group, LLC (the “Guarantor”), Citibank, N.A, as administrative agent, and the banks party thereto. Terms defined in the Credit Agreement are used herein as defined therein.
          The Company hereby terminates the status as a Borrowing Subsidiary of                     , a corporation incorporated under the laws of                     , in accordance with Section 2.19 of the Credit Agreement, effective as of the date of receipt of this notice by the Agent. The undersigned hereby represents and warrants that all principal of and interest on any Advance of the above-referenced Borrowing Subsidiary and all other amounts payable by such Borrowing Subsidiary pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

THE PEPSI BOTTLING GROUP, INC.
By:
Name:
Title:

Form of Termination Letter